SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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KELLOGG COMPANY
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KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

Dear Shareowner:

It is my pleasure to invite you to attend the 2008 Annual Meeting of Shareowners of Kellogg Company. The meeting will be held at 1:00 p.m. Eastern Daylight Time on April 25, 2008 at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as Directors. Attendance at the annual meeting will be limited to Shareowners only. If you are a holder of record of Kellogg common stock and you plan to attend the meeting, please detach the admission ticket attached to your proxy card and bring it to the meeting.

If you plan to attend the meeting, but your shares are not registered in your own name or you receive our proxy materials electronically, please request an admission ticket by writing to the following address: Kellogg Company Shareowner Services, One Kellogg Square, Battle Creek, MI 49017-3534. Evidence of your stock ownership, which you may obtain from your bank, stockbroker, etc., must accompany your letter. Shareowners without tickets will only be admitted to the meeting upon verification of stock ownership.

Shareowners needing special assistance at the meeting are requested to contact Shareowner Services at the address listed above.

Your vote is important. Whether you plan to attend the meeting or not, I urge you to vote your shares as soon as possible. Please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This will ensure representation of your shares if you are unable to attend. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card or voting instruction card.

Sincerely,

David Mackay
President and Chief Executive Officer

March 3, 2008

ELECTRONIC VOTING:

You may now vote your shares by telephone or over the Internet.

Voting electronically is quick, easy, and saves us money.

Just follow the instructions on your proxy card or voting instruction card.

ELECTRONIC DELIVERY:

Reduce paper mailed to your home and help lower our printing and postage costs!

We are pleased to offer the convenience of viewing proxy statements, Annual Reports to Shareowners, and related materials on-line. With your consent, we will stop sending paper copies of these documents unless you notify us otherwise.

To participate, follow the easy directions below.

You will receive notification when the materials are available for review.

ACT NOW. . . . IT’S FAST AND EASY

Just follow these 2 easy steps:

1.	Log on to the Internet at www.icsdelivery.com/kelloggs.

2.	Follow the instructions on the website.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 25, 2008:

This proxy statement and the accompanying annual report are available at: http://investor.kelloggs.com/

Among other things, this proxy statement contains information regarding:

•	the date, time and location of the meeting;

•	a list of the matters being submitted to the Shareowners; and

•	information concerning voting in person at the meeting.

KELLOGG COMPANY
One Kellogg Square
Battle Creek, Michigan 49017-3534

NOTICE OF THE ANNUAL MEETING OF SHAREOWNERS

TO BE HELD APRIL 25, 2008

TO OUR SHAREOWNERS:

The 2008 Annual Meeting of Shareowners of Kellogg Company, a Delaware corporation, will be held at 1:00 p.m. Eastern Daylight Time on April 25, 2008 at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

1.	To elect three Directors for a three-year term to expire at the 2011 Annual Meeting of Shareowners;

2.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP for our 2008 fiscal year;

3.	To consider and act upon a Shareowner proposal to enact a majority voting requirement, if properly presented at the meeting; and

4.	To take action upon any other matters that may properly come before the meeting, or any adjournments thereof.

Only Shareowners of record at the close of business on March 4, 2008 will receive notice of and be entitled to vote at the meeting or any adjournments. We look forward to seeing you there.

By Order of the Board of Directors,

Gary Pilnick
Senior Vice President,
General Counsel, Corporate Development and Secretary

March 3, 2008

KELLOGG COMPANY

ONE KELLOGG SQUARE
BATTLE CREEK, MICHIGAN 49017-3534
PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREOWNERS
TO BE HELD ON FRIDAY, APRIL 25, 2008

ABOUT THE MEETING

Solicitation of Proxy.  This proxy statement and the accompanying proxy are furnished to Shareowners of Kellogg Company in connection with the solicitation of proxies for use at the 2008 Annual Meeting of Shareowners of Kellogg to be held at 1:00 p.m. Eastern Daylight Time at the W. K. Kellogg Auditorium, 50 West Van Buren Street, in Battle Creek, Michigan, on Friday, April 25, 2008, or any adjournments thereof. The enclosed proxy card is solicited by our Board of Directors, which we refer to as the Board.

Mailing Date.  Our Annual Report for 2007, including financial statements, the Notice of the Annual Meeting, this proxy statement, and the proxy, were first mailed to Shareowners on or about March 11, 2008.

Who Can Vote — Record Date.  The record date for determining Shareowners entitled to vote at the annual meeting is March 4, 2008. Each of the approximately 383,469,359 shares of Kellogg common stock issued and outstanding on that date is entitled to one vote at the annual meeting.

How to Vote — Proxy Instructions.  If you are a holder of record of Kellogg Company common stock, you may vote your shares either (1) by attending the meeting and voting in person, (2) over the telephone by calling a toll-free number, (3) by using the Internet or (4) by mailing in your proxy card. Shareowners who hold their shares in “street name” will need to obtain a voting instruction card from the institution that holds their shares and must follow the voting instructions given by that institution.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Daylight Time on Thursday, April 24, 2008. If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us before the meeting.

Whether you choose to vote by telephone, over the Internet or by mail, you may specify whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1); whether you approve, disapprove or abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008 (Proposal 2); and whether you approve, disapprove or abstain from voting on the Shareowner proposal to enact a majority voting standard requirement, which may be presented at the meeting (Proposal 3).

When a properly executed proxy is received, the shares represented thereby, including shares held under our Dividend Reinvestment Plan, will be voted by the persons named as the proxy according to each Shareowner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under our Savings & Investment Plans.

If you do not specify how you want to vote your shares on your proxy card or voting instruction card, or voting by telephone or over the Internet, we will vote them “For” the election of all nominees for Director as set forth under “Proposal 1 — Election of Directors” below, “For” Proposal 2 and “Against” Proposal 3, and otherwise at the discretion of the persons named in the proxy card.

Revocation of Proxies.  If you are a holder of record, you may revoke your proxy at any time before it is exercised in any of three ways:

(1) by submitting written notice of revocation to our Secretary;

(2)	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

(3) by voting in person at the meeting.

If your shares are held in street name, you must contact your broker or nominee to revoke and vote your proxy.

Quorum.  A quorum of Shareowners is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the Shareowners at the annual meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the annual meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange rules, nominees would have discretionary voting power for the election of Directors (Proposal 1) and for ratification of PricewaterhouseCoopers LLP (Proposal 2), but not for the Shareowner proposal (Proposal 3).

Required Vote.  Our Board has adopted a majority voting policy which applies to the election of Directors. Under this policy, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the Shareowner vote. Our Board’s Nominating and Governance Committee would then consider the offer of resignation and make a recommendation to our independent Directors as to the action to be taken with respect to the offer. This policy does not apply in contested elections. For more information about this policy, see “Corporate Governance — Majority Voting for Directors; Director Resignation Policy.”

Under Delaware law, a nominee who receives a plurality of the votes cast at the annual meeting will be elected as a Director (subject to the resignation policy described above). The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as Directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election under Delaware law. However, the number of “withhold” votes with respect to a nominee will affect whether or not our Director resignation policy will apply to that individual. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate that this will occur.

The affirmative vote of the holders representing a majority of the shares present and entitled to vote at the annual meeting is necessary to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2) and to approve the Shareowner proposal (Proposal 3). Shares present but not voted because of abstention will have the effect of a “no” vote on Proposals 2 and 3. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”) such as Proposal 3. Shares subject to a broker “non-vote” will not be considered as present with respect to Proposal 3 and will not affect the outcome on that proposal.

Other Business.  We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs.  We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of the Kellogg common stock at our expense. In addition, we have retained Georgeson Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, we will pay Georgeson a fee of $12,500, plus reasonable expenses.

Directions to Annual Meeting.  To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at (269) 961-2800 or at investor.relations@kellogg.com.

SECURITY OWNERSHIP

Five Percent Holders.  The following table shows each person who, based upon their most recent filings or correspondence with the SEC beneficially owns more than 5% of our common stock.

		Percent of Class on
Beneficial Owner	Shares Beneficially Owned	December 29, 2007

W. K. Kellogg Foundation Trust(1) c/o The Bank of New York Mellon Corporation One Wall Street New York, NY 10286	95,596,986 shares(2)	24.5%
George Gund III 39 Mesa Street San Francisco, CA 94129	33,477,992 shares(3)	8.6%
KeyCorp 127 Public Square Cleveland, OH 44114-1306	30,752,212 shares(4)	7.9%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	24,597,800 shares(5)	6.3%

(1)	The trustees of the W. K. Kellogg Foundation Trust (the “Kellogg Trust”) are Jim Jenness, Sterling Speirn, Shirley Bowser and The Bank of New York. The W. K. Kellogg Foundation, a Michigan charitable corporation (the “Kellogg Foundation”), is the sole beneficiary of the Kellogg Trust. The Kellogg Trust owns 91,858,390 shares of Kellogg Company, or 23.6% of our outstanding shares on December 29, 2007. Under the agreement governing the Kellogg Trust (the “Agreement”), at least one trustee of the Kellogg Trust must be a member of the Kellogg Foundation’s Board, and one member of our Board must be a trustee of the Kellogg Trust. The Agreement provides if a majority of the trustees of the Kellogg Trust (which majority must include the corporate trustee) cannot agree on how to vote the Kellogg stock, the Kellogg Foundation has the power to direct the voting of such stock. With certain limitations, the Agreement also provides that the Kellogg Foundation has the power to approve successor trustees, and to remove any trustee of the Kellogg Trust.

(2)	According to Schedule 13G/A filed with the SEC on February 13, 2008, The Bank of New York Mellon Corporation (“BONYMC”), as parent holding company for The Bank of New York, and The Bank of New York (“BONY”), as trustee of the Kellogg Trust, shares voting and investment power with the other three trustees with respect to the 91,858,390 shares owned by the Kellogg Trust. The remaining shares not owned by the Kellogg Trust that are disclosed in the table above represent shares beneficially owned by BONYMC, BONY and the other trustees unrelated to the Kellogg Trust. BONYMC has sole voting power for 1,710,583 shares, shared voting power for 91,999,407 shares (including those shares beneficially owned by the Kellogg Trust), sole investment power for 2,143,717 shares and shared investment power for 92,022,433 shares (including those shares beneficially owned by the Kellogg Trust).

(3)	According to Schedule 13G/A filed with the SEC on February 13, 2008, George Gund III has sole voting power for 161,950 shares, shared voting power for 33,316,042 shares, sole investment power for 161,950 shares and shared investment power for 5,993,788 shares. Of the shares over which Mr. Gund has shared voting and investment power, 2,691,096 shares are held by a nonprofit foundation of which Mr. Gund is one of eight trustees and one of twelve members. Mr. Gund disclaims beneficial ownership as to all of these shares. Gordon Gund, a Kellogg Director, is a brother of George Gund III and may be deemed to share voting or investment power over the shares shown as beneficially owned by George Gund III, as to which shares Gordon Gund disclaims beneficial ownership.

(4)	According to a Schedule 13G/A filed with the SEC on February 8, 2008, KeyCorp, as trustee for certain Gund family trusts included under (3) above, as well as other trusts, has sole voting power for 3,421,308 shares, shared voting power for 5,650 shares, sole investment power for 30,478,201 shares and shared investment power for 261,471 shares.

(5)	According to Schedule 13G filed with the SEC on February 12, 2008, Capital Research Global Investors has sole voting power for 15,048,300 shares and sole investment power for 24,597,800 shares.

Officer and Director Stock Ownership.  The following table shows the number of shares of Kellogg common stock beneficially owned as of January 15, 2008, by each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group.

			Deferred Stock	Total Beneficial
Name	Shares(1)	Options(2)	Units(3)	Ownership(4)	Percentage

Directors
Benjamin Carson	19,160	40,000	0	59,160	*
John Dillon(5)	19,581	38,750	0	58,331	*
Claudio Gonzalez	33,244	34,999	22,831	91,074	*
Gordon Gund(6)	50,479	30,548	50,828	131,855	*
Jim Jenness(7)	79,472	897,043	11,319	987,834	*
Dorothy Johnson	33,942	34,715	17,561	86,218	*
Don Knauss(8)	811	0	0	811	*
Ann McLaughlin Korologos	28,098	40,000	16,208	84,306	*
Sterling Speirn(7)(9)	2,407	781	0	3,188	*
Robert Steele(10)	1,746	4,110	0	5,856	*
John Zabriskie	28,650	36,800	20,323	85,773	*
Named Executive Officers
David Mackay	273,710	1,340,703	0	1,614,413	*
John Bryant	128,012	597,801	0	725,813	*
Jeff Montie	124,219	409,004	0	533,223	*
Tim Mobsby	100,543	349,226	0	449,769	*
Paul Norman	34,497	204,135	0	238,632	*
Brad Davidson	30,496	154,139	0	184,635	*
All Directors and executive officers as a group (23 persons)(11)	1,248,262	5,196,651	139,070	6,583,983	1.7%

*	Less than 1%.

(1)	Represents the number of shares beneficially owned, excluding shares which may be acquired through exercise of stock options and units held under our deferred compensation plans. Includes the following number of shares held in Kellogg’s Grantor Trust for Non-Employee Directors which are subject to restrictions on investment: Dr. Carson, 17,860 shares; Mr. Dillon, 15,331 shares; Mr. Gonzalez, 24,737 shares; Mr. Gund, 24,627 shares; Mr. Jenness, 9,614 shares; Ms. Johnson, 16,875 shares; Mr. Knauss, 811 shares; Ms. McLaughlin Korologos, 24,391 shares; Mr. Speirn, 2,407 shares; Mr. Steele, 1,746 shares; Dr. Zabriskie, 21,450 shares; and all Directors as a group, 159,849 shares.

(2)	Represents shares which may be acquired through exercise of stock options as of January 15, 2008 or within 60 days after that date.

(3)	Represents the number of common stock units held under our deferred compensation plans as of January 15, 2008. The deferred stock units, or DSUs, have no voting rights. For additional information, refer to “2007 Director Compensation and Benefits — Elective Deferral Program” and “Compensation Discussion and Analysis — Elements of Our Compensation Program — Base Salaries” for a description of these plans.

(4)	None of the shares listed have been pledged as collateral.

(5)	Includes 250 shares held for the benefit of a minor son, over which Mr. Dillon disclaims beneficial ownership.

(6)	Includes 10,000 shares owned by Mr. Gund’s wife. Gordon Gund disclaims beneficial ownership of the shares beneficially owned by his wife and George Gund III.

(7)	Does not include shares owned by the Kellogg Trust, as to which Mr. Jenness and Mr. Speirn, as trustees of the Kellogg Trust as of the date of this table, share voting and investment power, or shares as to which the Kellogg Trust or the Kellogg Foundation have current beneficial interest. On January 31, 2007, Mr. Speirn assumed the position of trustee of the Kellogg Trust.

(8)	Mr. Knauss was elected to the Board effective December 6, 2007.

(9)	Mr. Speirn was elected to the Board effective March 1, 2007.

(10)	Mr. Steele was elected to the Board effective July 1, 2007.

(11)	Includes 12,500 shares owned by, or held for the benefit of, spouses; 1,194 shares owned by, or held for the benefit of, children, over which the applicable Director, or executive officer disclaims beneficial ownership; 22,564 shares held in our Savings & Investment Plans; and 317,276 restricted shares, which contain some restrictions on investment.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and greater-than-10% Shareowners to file reports with the SEC. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to us, we believe that the filing requirements for all of these reporting persons were complied with, except that one Form 4 for each of Alan Andrews, Donna Banks, John Bryant, Celeste Clark, David Mackay, Jeff Montie, Gary Pilnick and Kathleen Wilson-Thompson was inadvertently filed late by Kellogg. A Form 4 was filed in March 2007 for each of these executive officers reporting this transaction.

CORPORATE GOVERNANCE

Board-Adopted Corporate Governance Guidelines.  We operate under corporate governance principles and practices that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners and promote high ethical conduct among our Directors and employees. The Board has focused on continuing to build upon our strong corporate governance practices over the years. The Board’s current corporate governance guidelines include the following:

•	A majority of the Directors, and all of the members of the Audit, Compensation, and Nominating and Governance Committees, are required to meet the independence requirements of the New York Stock Exchange.

•	One of the Directors is designated a Lead Director, who approves proposed meeting agendas and schedules, may call executive sessions of the non-employee Directors and establishes a method for Shareowners and other interested parties to use in communicating with the Board.

•	The Board reviews succession planning at least once per year.

•	The Board and each Board committee have the power to hire independent legal, financial or other advisors as they may deem necessary, at our expense.

•	Non-employee Directors meet in executive session at least three times annually.

•	The Board and Board committees conduct annual self-evaluations.

•	The independent members of the Board use the recommendations from the Nominating and Governance Committee and Compensation Committee to conduct an annual review of the CEO’s performance and determine the CEO’s compensation.

•	Non-employee Directors who change their principal responsibility or occupation from that held when they were elected shall offer his or her resignation for the Board to consider continued appropriateness of Board membership under the circumstances.

•	Directors have free access to Kellogg officers and employees.

•	Continuing education is provided to Directors consistent with our Board Education Policy.

•	No Director may be nominated for a new term if he or she would be seventy-two or older at the time of election.

•	No Director shall serve as a Director, officer or employee of a competitor.

•	All Directors are expected to comply with stock ownership guidelines for Directors, under which they are generally expected to hold at least five times their annual cash retainer in stock and stock equivalents.

Majority Voting for Directors; Director Resignation Policy.  In an uncontested election of Directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Nominating and Governance Committee (following certification of the Shareowner vote) for consideration in accordance with the following procedures.

The Nominating and Governance Committee would promptly consider such resignation and recommend to the Qualified Independent Directors (as defined below) the action to be taken with respect to such offered resignation, which may include (1) accepting the resignation; (2) maintaining the Director but addressing what the Qualified Independent Directors believe to be the underlying cause of the withheld votes; (3) determining that the Director will not be renominated in the future for election; or (4) rejecting the resignation. The Nominating and Governance Committee would consider all relevant factors including, without limitation, (a) the stated reasons why votes were withheld from such Director; (b) any alternatives for curing the underlying cause of the withheld votes; (c) the tenure and qualifications of the Director; (d) the Director’s past and expected future contributions to Kellogg; (e) our Director criteria; (f) our Corporate Governance Guidelines; and (g) the overall composition of the Board, including whether accepting the resignation would cause Kellogg to fail to meet any applicable SEC or NYSE requirement.

The Qualified Independent Directors would act on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the Shareowners’ meeting where the election occurred. In considering the Nominating and Governance Committee’s recommendation, the Qualified Independent Directors would consider the factors considered by the Nominating and Governance Committee and such additional information and factors the Board believes to be relevant. Following the Qualified Independent Directors’ decision, Kellogg would promptly disclose in a current report on Form 8-K the decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation).

To the extent that any resignation is accepted, the Nominating and Governance Committee would recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any Director who tenders his or her resignation pursuant to this provision would not participate in the Nominating and Governance Committee’s recommendation or Qualified Independent Directors’ consideration regarding whether to accept the tendered resignation. Prior to voting, the Qualified Independent Directors would afford the Director an opportunity to provide any information or statement that he or she deems relevant. If a majority of the members of the Nominating and Governance Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the remaining Qualified Independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) would consider the matter directly or may appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations that would make the recommendation to the Board whether to accept or reject them.

For purposes of this policy, the term “Qualified Independent Directors” means:

•	All Directors who (1) are independent Directors (as defined in accordance with the NYSE Corporate Governance Rules) and (2) are not required to offer their resignation in accordance with this policy.

•	If there are fewer than three independent Directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent Directors and each independent Director who is required to offer his or her resignation in accordance with this Policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.

Director Independence.  The Board has determined that all current Directors (other than Mr. Jenness and Mr. Mackay) are independent based on the following standards: (a) no entity (other than a charitable entity) of which a Director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, Kellogg and its subsidiaries in any of the 2007, 2006, or 2005 fiscal years in excess of the greater of (1) $1,000,000 or (2) two percent of that entity’s annual consolidated gross revenues; (b) no Director, or any immediate family member employed as an executive officer of Kellogg or its subsidiaries, received in any twelve month period within the last three years more than $100,000 per year in direct compensation from Kellogg or its subsidiaries, other than Director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) Kellogg did not employ a Director in any position, or any immediate family member as an executive officer, during the past three years; (d) no Director was currently employed by the present or former independent or internal Kellogg auditor (“Auditor”), no immediate family member of a Director was a current partner of the Auditor, no Director or immediate family member was an employee of the Auditor who personally worked on our audit during the past three years and no immediate family member of a Director was a current employee of the Auditor and participated in the Auditor’s audit, assurance or tax compliance practice; (e) no Director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of Kellogg served on the compensation committee of such company; and (f) no other material relationship exists between any Director and Kellogg or our subsidiaries. The Board also determined that Mr. Jorndt and Dr. Richardson met the above standards for Director independence in 2007 while they served as Directors.

In connection with its independence determinations for Mr. Speirn, the Board noted that Kellogg entered into two agreements with the W. K. Kellogg Foundation Trust (the “Kellogg Trust”), one dated as of November 8, 2005 (the “2005 Agreement”) and one dated as of February 16, 2006 (the “2006 Agreement,” and together with the 2005 Agreement, the “Agreements”) under which we repurchased a total of 22,156,318 shares of our common stock from the Kellogg Trust for an aggregate cash purchase price of $950,000,000 (collectively, the “Trust Transactions”). Mr. Speirn, a Kellogg Director elected on March 1, 2007, became a trustee of the Kellogg Trust in January 2007 and became the President and Chief Executive Officer of the W. K. Kellogg Foundation (the “Kellogg Foundation”), a charitable foundation that is the sole beneficiary of the Kellogg Trust, in January 2006. In connection with Mr. Speirn’s election to the Board, the Board determined that Mr. Speirn was independent under the NYSE listing standards, and that the Agreements and the Trust Transactions were not material for these purposes. In reaching this conclusion, the Board took into account that:

•	the Agreement and the contemplated Trust Transactions were each negotiated on an arm’s-length basis and, on behalf of the full Board, by a committee of the Board comprised of independent Directors (with Directors who are affiliated with the Kellogg Trust or Kellogg Foundation not participating in the deliberations or approval);

•	Mr. Speirn, and his predecessor, Dr. William C. Richardson, did not participate in any of the Board deliberations regarding the Agreements or any of the Trust Transactions;

•	the price of the shares sold in the Trust Transactions was based on a discount to market;

•	Mr. Speirn is not a beneficiary of the Kellogg Trust or of the Kellogg Foundation;

•	Mr. Speirn’s compensation with respect to his service to the Kellogg Trust and the Kellogg Foundation was not related to the Kellogg Trust Transactions; and

•	Mr. Speirn did not and will not receive, directly or indirectly, any of the proceeds of, or other interest in, the Kellogg Trust Transaction.

The Board also considered commercial ordinary-course transactions with respect to several Directors as it assessed independence status, including transactions relating to purchasing supplies, selling product and marketing arrangements. The Board concluded that these transactions did not impair Director independence for a variety of reasons including that the amounts in question were considerably under the thresholds set forth in our independence standards and the relationships were not deemed material.

Shareowner Recommendations for Director Nominees.  The Nominating and Governance Committee will consider Shareowner nominations for membership on the Board. For the 2009 Annual Meeting of Shareowners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017, which will forward them to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and we must receive the recommendation not earlier than the 120th day prior to the 2009 annual meeting and not later than January 25, 2009. Recommendations must also include certain other requirements specified in our bylaws.

The Nominating and Governance Committee believes that all nominees must, at a minimum, meet the criteria set forth in the Board’s Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Governance Committee will consider criteria such as independence, diversity, age, skills and experience in the context of the needs of the Board. The Nominating and Governance Committee also will consider a combination of factors for each nominee, including (1) the nominee’s ability to represent all Shareowners without a conflict of interest; (2) the nominee’s ability to work in and promote a productive environment; (3) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a Director; (4) whether the nominee has demonstrated the high level of character and integrity that we expect; (5) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a multi-national, publicly-traded company; and (6) the nominee’s ability to apply sound and independent business judgment.

When filling a vacancy on the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new Director in light of the criteria described above and the skills and experience of the then-current Directors. The Nominating and Governance Committee may, as it has done in the past, engage third parties to assist in the search and provide recommendations. Also, Directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the Nominating and Governance Committee charter, and the same process would be used for all candidates, including candidates recommended by Shareowners.

Communication with the Board.  Mr. Gund, the Chairman of the Nominating and Governance Committee and the Lead Director, usually presides at executive sessions of the independent members of the Board. Mr. Gund may be contacted at gordon.gund@kellogg.com. Any communications which Shareowners may wish to send to the Board may be directly sent to Mr. Gund at this e-mail address.

Attendance at Annual Meetings.  All Directors properly nominated for election are expected to attend the annual meeting of Shareowners. All of our Directors attended the 2007 annual meeting of Shareowners.

Code of Ethics.  We have adopted the Code of Conduct for Kellogg Company Directors and Global Code of Ethics for Kellogg Company employees (including the chief executive officer, chief financial officer and corporate controller).

Any amendments to or waivers of the Global Code of Ethics applicable to our chief executive officer, chief financial officer or corporate controller will be posted on www.kelloggcompany.com. There were no amendments to or waivers of the Global Code of Ethics in 2007.

Availability of Corporate Governance Documents.  Copies of the Corporate Governance Guidelines, the Charters of the Audit, Compensation, and Nominating and Governance Committees of the Board, the Code of Conduct for Kellogg Company Directors, and Global Code of Ethics for Kellogg Company employees can be found on the Kellogg Company website at www.kelloggcompany.com under “Corporate Governance.” Shareowners may also request a free copy of these documents from: Kellogg Company, P.O. Box CAMB, Battle Creek, Michigan 49016-1986 (phone: (800) 961-1413), Ellen Leithold of the Investor Relations Department at that same address (phone: (269) 961-2800) or investor.relations@kellogg.com.

BOARD AND COMMITTEE MEMBERSHIP

In 2007, the Board had the following standing committees: Audit, Compensation, Nominating and Governance, Finance, Social Responsibility, Consumer Marketing and Executive.

The Board held nine meetings in 2007. All of the incumbent Directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the Directors were members during 2007.

The table below provides 2007 membership and meeting information for each Board committee as of December 29, 2007:

Nominating
			and		Social	Consumer
Name(1)	Audit	Compensation	Governance	Finance	Responsibility	Marketing	Executive

Benjamin Carson			✓		✓	✓
John Dillon	Chair		✓	✓			✓
Claudio Gonzalez		✓	✓	✓		Chair	✓
Gordon Gund		✓	Chair	✓		✓	✓
Jim Jenness(2)							Chair
Dorothy Johnson				✓	Chair	✓	✓
David Mackay(2)							✓
Don Knauss(3)	✓					✓
Ann McLaughlin Korologos		✓	✓	Chair	✓		✓
Sterling Speirn(4)					✓	✓
Robert Steele(5)	✓			✓		✓
John Zabriskie	✓	Chair	✓				✓

2007 Meetings	6	5	3	3	2	2	0

(1)	Dr. Bill Richardson and Dan Jorndt retired from the Board during 2007. Consequently, they are not included in the table above because they were not members of the Board as of December 29, 2007. During 2007, Dr. Richardson served on the Compensation, Finance, Social Responsibility, Consumer Marketing and Executive Committees, and Mr. Jorndt served on the Audit, Compensation, Finance and Consumer Marketing Committees.

(2)	Mr. Jenness and Mr. Mackay attend committee meetings as members of management, other than portions of those meetings held in executive session.

(3)	On November 1, 2007, the Board elected Mr. Knauss as a Director effective December 6, 2007.

(4)	On February 16, 2007, the Board elected Mr. Speirn as a Director effective March 1, 2007.

(5)	On May 25, 2007, the Board elected Mr. Steele as a Director effective July 1, 2007.

Audit Committee.  Pursuant to a written charter, the Audit Committee assists the Board in monitoring the integrity of our financial statements, the independence and performance of our independent registered public accounting firm, the performance of our internal audit function and our compliance with financial, legal and regulatory requirements. The Audit Committee, or its Chair, also pre-approves all audit, internal control-related and permitted non-audit engagements and services by the independent registered public accounting firm and their affiliates. It also discusses and/or reviews specified matters with, and receives specified information or assurances from, Kellogg management and the independent registered public accounting firm. The Committee also has the sole authority to appoint or replace the independent registered public accounting firm, which directly report to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm. Each member of the Audit Committee has been determined by the Board to be an “audit committee financial expert,” as that term is defined in paragraph (h) of Item 401 of SEC Regulation S-K. Each member has experience actively supervising a principal financial officer and/or principal accounting officer. Each of the Committee members meets the independence requirements of the New York Stock Exchange.

Compensation Committee.  Pursuant to a written charter, the Compensation Committee (a) reviews and makes recommendations for the compensation of senior management personnel and monitors overall compensation for senior executives; (b) reviews and recommends the compensation of the Chief Executive Officer; (c) has sole authority to retain or terminate any compensation consultant used to evaluate senior executive compensation; (d) oversees and administers employee benefit plans to the extent provided in those plans; and (e) reviews trends in management compensation. The Committee may form and delegate authority to subcommittees or the Chair when appropriate. The Compensation Committee, or its Chair, also pre-approves all engagements and services to be performed by any consultants to the Compensation Committee. To assist the Compensation Committee in discharging its responsibilities, the Committee has retained an independent compensation consultant — Towers Perrin. The consultant reports directly to the Compensation Committee. Other than the work it performs for the Compensation Committee and the Board, Towers Perrin does not provide any consulting services to Kellogg or its executive officers. Each of the Committee members meets the independence requirements of the New York Stock Exchange. For additional information about the Compensation Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis — Our Compensation Methodology.”

Nominating and Governance Committee.  Pursuant to a written charter, the Nominating and Governance Committee assists the Board by (a) identifying and reviewing the qualifications of candidates for Director and in determining the criteria for new Directors; (b) recommends nominees for Director to the Board; (c) recommends committee assignments; (d) reviews annually the Board’s compliance with the Corporate Governance Guidelines; (e) reviews annually the Corporate Governance Guidelines and recommends changes to the Board; (f) monitors the performance of Directors and conducts performance evaluations of each Director before the Director’s renomination to the Board; (g) administers the annual evaluation of the Board; (h) provides annually an evaluation of CEO performance used by the independent members of the Board in their annual review of CEO performance; (i) considers and evaluates potential waivers of the Codes of Conduct and Ethics for Directors and senior officers (for which there were none in 2007), and makes a report to the Board on succession planning at least annually; (j) provides an annual review of the independence of Directors to the Board; and (k) reviews Director compensation. The Chair of the Nominating and Governance Committee, as Lead Director, also presides at executive sessions of independent Directors of the Board. Each of the Nominating and Governance Committee members meets the independence requirements of the New York Stock Exchange. In 2007, we paid a third-party search firm to identify for the Nominating and Governance Committee possible Director nominees that meet our established criteria.

Finance Committee.  As of the date of this proxy statement, the Finance Committee is no longer a standing committee of the Board and its responsibilities have been reallocated to the other committees of the Board. Prior to its dissolution, the Finance Committee reviewed matters regarding our financial affairs, such as strategic and operating plans, the financial terms of acquisitions, divestitures, joint ventures and other transactions, short- and long-term financing, foreign exchange management, financial derivatives including commodities and hedging, capital expenditures, dividends and taxes, financial policies including cash flow, borrowing and dividend policy, sales or repurchases of equity and long-term debt, finance, treasury and related functions, insurance programs, pension investment performance and pension plan compliance. The Committee also received a report from management which covered any off-balance sheet transactions and confirmed that Kellogg has not made or arranged for any personal loan to any executive officer or Director.

Social Responsibility Committee.  Pursuant to a written charter, the Social Responsibility Committee reviews the manner in which we discharge our social responsibilities and recommends to the Board policies, programs and practices it deems appropriate to enable us to carry out and discharge our social responsibilities. This commitment means investing in and enriching communities in which we conduct business, as well as encouraging employee involvement in these activities.

Consumer Marketing Committee.  Pursuant to a written charter, the Consumer Marketing Committee reviews matters regarding our marketing activities, including strategies, programs, spending and execution quality in order to help ensure that our marketing is consistent with, and is sufficient to support, our overall strategy and performance goals.

Executive Committee.  Pursuant to a written charter, the Executive Committee is generally empowered to act on behalf of the Board between meetings of the Board, with some exceptions.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our amended restated certificate of incorporation and bylaws provide that the Board shall be comprised of not less than seven and no more than fifteen Directors divided into three classes as nearly equal in number as possible, and that each Director shall be elected for a term of three years with the term of one class expiring each year.

Three Directors are to be re-elected at the 2008 Annual Meeting to serve for a term ending at the 2011 Annual Meeting of Shareowners, and the proxies cannot be voted for a greater number of persons than the number of nominees named. There are currently twelve members of the Board. Mr. Claudio Gonzalez is not standing for re-election at the annual meeting because he has reached the retirement age set forth in our Corporate Governance Guidelines.

The Board recommends that the Shareowners vote “FOR” the following nominees: David Mackay, Sterling Speirn and Dr. John Zabriskie. Each nominee was proposed for re-election by the Nominating and Governance Committee for consideration by the Board and proposal to the Shareowners.

Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting

DAVID MACKAY. Mr. Mackay, age 52, has served as a Kellogg Director since February 2005. On December 31, 2006, he assumed the role as our President and Chief Executive Officer after having served as our President and Chief Operating Officer since September 2003. Mr. Mackay joined Kellogg Australia in 1985 and held several positions with Kellogg USA, Kellogg Australia and Kellogg New Zealand before leaving Kellogg in 1992. He rejoined Kellogg Australia in 1998 as managing director and was appointed managing director of Kellogg United Kingdom and Republic of Ireland later in 1998. He was named Senior Vice President and President, Kellogg USA in July 2000, Executive Vice President in November 2000 and President and Chief Operating Officer in September 2003. He is also a director of Fortune Brands, Inc.

STERLING SPEIRN. Mr. Speirn, age 60, has served as a Kellogg Director since March 1, 2007. He is President and Chief Executive Officer of the W. K. Kellogg Foundation. He is also a trustee of the W. K. Kellogg Foundation Trust. Prior to joining the W. K. Kellogg Foundation in January 2006, he was President of Peninsula Community Foundation from November 1992 to the end of 2005 and served as a director of the Center for Venture Philanthropy, which he co-founded in 1999. The Nominating and Governance Committee and the Board were introduced to Mr. Speirn through his activities with the Kellogg Foundation. After reviewing his qualifications, skills, and experience against the established criteria for nominees, the Committee recommended and the Board subsequently appointed Mr. Speirn to the Kellogg Board.

JOHN ZABRISKIE. Dr. Zabriskie, age 68, has served as a Kellogg Director since 1995. He is also co-founder and Director of PureTech Ventures, LLC, a firm that co-founds life science companies. In 2001, he became Chairman of the Board of Directors of MacroChem Corporation. In 1999, he retired as Chief Executive Officer of NEN Life Science Products, Inc., a position he had held since 1997. From November 1995 to January 1997, Dr. Zabriskie served as President and Chief Executive Officer of Pharmacia & Upjohn, Inc. Dr. Zabriskie is a director of the following public companies: Array Biopharma, Inc. and MacroChem Corporation. He is also a director of the following privately-held companies: Protein Forest, Inc., Puretech Ventures, L.L.C., ARCA Discovery and Cellicon Biotechnologies.

Continuing Directors to Serve Until the 2010 Annual Meeting

BENJAMIN CARSON. Dr. Carson, age 56, has served as a Kellogg Director since 1997. He is Professor and Director of Pediatric Neurosurgery, The Johns Hopkins Medical Institutions, a position he has held since 1984, as well as Professor of Oncology, Plastic Surgery, Pediatrics and Neurosurgery at The Johns Hopkins Medical Institutions. Dr. Carson is also a director of Costco Wholesale Corporation.

GORDON GUND. Mr. Gund, age 68, has served as a Kellogg Director since 1986. He is Chairman and Chief Executive Officer of Gund Investment Corporation, which manages diversified investment activities. He is also a director of Corning Incorporated.

DOROTHY JOHNSON. Ms. Johnson, age 67, has served as a Kellogg Director since 1998. Ms. Johnson is President of the Ahlburg Company, a philanthropic consulting agency, a position she has held since February 2000, and President Emeritus of the Council of Michigan Foundations, which she led as President and Chief Executive Officer from 1975 to 2000. She is also on the Board of Directors of AAA Michigan, Grand Valley State University and The League, and has been a member of the Board of Trustees of the W. K. Kellogg Foundation since 1980.

ANN MCLAUGHLIN KOROLOGOS. Ms. McLaughlin Korologos, age 66, has served as a Kellogg Director since 1989. She is currently Chairman, RAND Board of Trustees, Chairman Emeritus of The Aspen Institute, a nonprofit organization, and is a former U.S. Secretary of Labor. She is also a director of AMR Corporation (and its subsidiary, American Airlines), Host Hotels & Resorts, Inc., Harman International Industries, Inc. and Vulcan Materials Company.

Continuing Directors to Serve Until the 2009 Annual Meeting

JOHN DILLON. Mr. Dillon, age 69, has served as a Kellogg Director since 2000. He is Vice Chairman of Evercore Capital Partners and a Senior Managing Director of that firm’s investment activities and private equity business. He retired in October 2003 as Chairman of the Board and Chief Executive Officer of International Paper Company, a position he held since 1996, and retired as Chairman of the Business Roundtable in June 2003. He is a director of the following public companies: Caterpillar Inc. and E. I. du Pont de Nemours and Company.

JIM JENNESS. Mr. Jenness, age 61, has been Kellogg Chairman since February 2005 and has served as a Kellogg Director since 2000. He was our Chief Executive Officer from February 2005 through December 30, 2006, and Chief Executive Officer of Integrated Merchandising Systems, LLC, a leader in outsource management of retail promotion and branded merchandising, from 1997 to December 2004. Before joining Integrated Merchandising Systems, Mr. Jenness served as Vice Chairman and Chief Operating Officer of the Leo Burnett Company from 1996 to 1997 and, before that, as Global Vice Chairman North America and Latin America from 1993 to 1996. He has also been a trustee of the W. K. Kellogg Foundation Trust since 2005, and is a director of Kimberly-Clark Corporation.

DON KNAUSS. Mr. Knauss, age 57, has served as a Kellogg Director since December 6, 2007. Mr. Knauss was elected Chairman and Chief Executive Officer of The Clorox Company in October 2006. He was executive vice president of The Coca-Cola Company and president and chief operating officer for Coca-Cola North America from February 2004 until August 2006. Previously, he was president of the Retail Division of Coca-Cola North America from January 2003 through February 2004 and president and chief executive officer of The Minute Maid Company, a division of The Coca-Cola Company, from January 2000 until January 2003 and President of Coca-Cola South Africa from March 1998 until January 2000. Prior to that, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble, and served as an officer in the United States Marine Corps.

ROBERT STEELE. Mr. Steele, age 52, has served as a Kellogg Director since July 1, 2007. He was appointed Vice Chairman — Global Health and Well-Being of Procter & Gamble in July 2007. He was Group President — Global Household Care from April 2006 to July 2007 and Group President — North America from July 2004 through April 2006. Prior to that, he was President, North America from July 2000 through July 2004.

Retiring Director

CLAUDIO GONZALEZ. Mr. Gonzalez, age 73, a Kellogg Director since 1990, has reached the retirement age set forth in our Corporate Governance Guidelines and will not stand for re-election at the 2008 annual meeting. He was Chairman of the Board and Chief Executive Officer of Kimberly-Clark de Mexico, S.A. de C.V., a producer of consumer disposable tissue products until April 1, 2007, and has continued as Chairman of the Board since such date. He is a director of the following public companies: General Electric Company, The Home Depot, Inc., The Investment Company of America, Grupo ALFA, Grupo Mexico, Grupo Carso, Grupo Televisa and The Mexico Fund.

2007 DIRECTOR COMPENSATION AND BENEFITS

Only non-management Directors receive compensation for their services as Directors. For information about the compensation of Mr. Mackay, our President and Chief Executive Officer, refer to “Executive Compensation” beginning on page 30. Because Mr. Jenness, our Chairman of the Board, is not a named executive officer, we have included the compensation he receives as a Kellogg employee in the Directors’ Compensation Table.

Our 2007 compensation package for non-management Directors was comprised of cash (annual retainers and committee meeting fees), stock awards and stock option grants. The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our Shareowners, and is targeted at the median of our peer group. Refer to “Compensation Discussion and Analysis — Our Compensation Methodology” for a description of the companies that make up our peer group. The Nominating and Governance Committee reviews our Director compensation program on an annual basis with Towers Perrin, the independent compensation consultant, including the competitiveness and appropriateness of the program. Although the Nominating and Corporate Governance Committee conducts this review on an annual basis, its general practice is to consider adjustments to Director compensation every other year.

Our compensation package is also designed to create alignment between our Directors and our Shareowners through the use of equity-based grants. In 2007, approximately 65% of non-management Director pay was in equity and approximately 35% in cash. Actual annual pay varies among non-management Directors based on Board committee memberships, committee chair responsibilities, meetings attended and whether a Director elects to defer his or her fees.

Our letter agreement with Mr. Jenness, our former Chief Executive Officer, outlines the compensation and benefits to which he is entitled while serving as executive Chairman of the Board. In 2007, it was the preference of Mr. Jenness to forfeit certain awards that had been previously granted to him and not receive any additional annual base salary, bonus or long-term compensation. Consequently, he did not receive any Director fees, base salary, bonus or long-term incentive grants in 2007. Given the ongoing time commitment of serving as executive Chairman, the valuable service he provides Kellogg and its Shareowners and his affection for Kellogg, the Board determined in February 2008 it was appropriate to provide compensation to Mr. Jenness beginning in 2008. The total amount of his annual compensation is $630,000, which is comprised of the same long-term incentives granted to non-management Directors (2,100 shares of restricted stock and 5,000 stock options), with the remaining compensation paid in cash. Mr. Jenness received these equity grants in 2008 on the same day the annual long-term incentives were granted to other employees of Kellogg. The stock options will vest in the same manner as those received by other employees (50% on February 22, 2009 (the first anniversary of the grant date), and 50% on February 22, 2010 (the second anniversary of the grant date)). The shares of restricted stock vested immediately, but Mr. Jenness must hold the shares as long as he is a Kellogg employee or Director. Working with Towers Perrin, the Board determined the total compensation amount for Mr. Jenness to be reasonable and competitive. Refer to “Employment Agreements — Mr. Jenness” for a description of the employment agreement with Mr. Jenness.

2007 compensation for non-management Directors consisted of the following:

Type of Compensation	Amount

Annual Cash Retainer(1)	$70,000
Annual Stock Options Retainer	5,000 shares
Annual Stock Awards Retainer	2,100 shares
Annual Retainer for Committee Chair:
Audit Committee	$15,000
Compensation Committee	$10,000
All Other Committees	$5,000
Board or Committee Attendance Fee (per meeting attended):
Board Meeting Fee	$0
Audit Committee Meeting Fee	$2,000
All Other Committee Meetings(2)	$1,500

(1)	The annual cash retainer is paid in quarterly installments.

(2)	No fee is payable for Executive Committee meetings held on the same day as a regular Board meeting.

Stock Option Awards.  Stock option grants (1) are made each year on January 31 or the next business day, (2) are exercisable six months after the date of grant and (3) have a ten-year term. Prior to October 2007, all options granted to non-management Directors were granted with exercise prices equal to the average of the high and low trading prices of our stock on the date of grant. Beginning in October 2007, the exercise price of all options granted to non-management Directors is set at the officially quoted closing price of our common stock on the date of grant.

Prior to 2004, we granted “original” options with an accelerated ownership feature (“AOF”). Under the terms of the original option grant, a new option, or “AOF option,” is generally received when Kellogg stock is used to pay the exercise price of a stock option and related taxes. The holder of the option receives an AOF option for the number of shares used. For AOF options, the expiration date is the same as the original option and, beginning in October 2007, the option exercise price is the officially quoted closing price of our common stock on the date the AOF option is granted.

The Compensation Committee began using the AOF options over fifteen years ago in order to create greater stock ownership by encouraging Directors and executives to exercise valuable stock options and retain the shares received as a result of the option exercise. The Compensation Committee discontinued the use of the AOF feature in all new “original” option grants after 2003 to better align with peer group compensation practices and in anticipation of new accounting rules for the expensing of stock options. Although we discontinued the AOF feature in new option grants, a number of the outstanding options disclosed in the Directors’ Compensation Table were granted prior to 2004. Consequently, those AOF options could continue until their natural expiration date (generally, ten years after the date of the original grant). The Compensation Committee further changed the AOF options in 2007 so that they may only be exercised once each fiscal year. Prior to this change, AOF options were generally exercised twice during each fiscal year. Our overall stock option expense is reduced by limiting the number of times an AOF option can be exercised during any given fiscal year.

Stock Awards.  Stock awards are granted each May 1 or the next business day and are automatically deferred pursuant to the Kellogg Company Grantor Trust for Non-Employee Directors. Under the terms of the Grantor Trust, shares are available to a Director only upon termination of service on the Board.

Business Expenses.  The Directors are reimbursed for their business expenses related to their attendance at Kellogg meetings, including room, meals and transportation to and from board and committee meetings. On rare occasions, a Director’s spouse accompanies a Director when traveling on Kellogg business. At times, a Director travels to and from Kellogg meetings on Kellogg corporate aircraft. Directors are also eligible to be reimbursed for attendance at qualified Director education programs.

Director and Officer Liability Insurance and Travel Accident Insurance.  Director and officer liability insurance insures our Directors and officers against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Our D&O insurance policy does not break out the premium for Directors versus officers and, therefore, a dollar amount cannot be assigned for individual Directors. Travel accident insurance provides benefits to each Director in the event of death or disability (permanent and total) during travel on Kellogg corporate aircraft. Our travel accident insurance policy also covers employees and others while traveling on Kellogg corporate aircraft and, therefore, a dollar amount cannot be assigned for individual Directors.

Elective Deferral Program.  Under the Deferred Compensation Plan for Non-Employee Directors, non-employee Directors may each year irrevocably elect to defer all or a portion of their board annual cash retainer, committee Chair annual retainers and committee meeting fees payable for the following year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of our common stock. If the Board declares dividends, a fractional unit representing the dividend is credited to the account of each participating Director. A participant’s account balance is paid in cash or stock, at the election of the Director, upon termination of service as a Director. The balance is paid in a lump sum or over a period from one to ten years at the election of the Director and the unpaid account balance accrues interest annually at the prime rate in effect when the termination of service occurred.

Minimum Stock Ownership Requirement.  All non-management Directors are expected to comply with stock ownership guidelines, under which they are expected to hold at least five times the annual cash retainer ($350,000 — five times the $70,000 retainer) in stock or stock equivalents, subject to a five-year phase-in period for newly-elected Directors. As of December 29, 2007, all of the non-management Directors met or were on track to meet this requirement. Mr. Mackay and Mr. Jenness are expected to comply with the stock ownership guidelines described in “Compensation Discussion and Analysis — Executive Compensation Policies — Executive Stock Ownership Guidelines.”

Kellogg Matching Grant Program.  Directors are eligible to participate in our Corporate Citizenship Fund Matching Grant Program, which is also available to all of our active, full-time U.S. employees. Under this program, our Corporate Citizenship Fund matches 100 percent of donations made to eligible organizations up to a maximum of $10,000 per calendar year for each individual. These limits apply to both employees and Directors.

Discontinued Programs.  Prior to December 1995, we had a Director’s Charitable Awards Program pursuant to which each Director could name up to four organizations to which Kellogg would contribute an aggregate of $1 million upon the death of the Director. In 1995, the Board discontinued this program for Directors first elected after December 1995. In 2007, the following current Directors, who were first elected to the Board in 1995 or earlier, continued to be eligible to participate in this program: Mr. Gonzalez, Mr. Gund, Ms. McLaughlin Korologos and Dr. Zabriskie. We funded the cost of this program for three out of the four eligible Directors through the purchase of insurance policies prior to 2007. We will have to make cash payments in the future under this program if insurance proceeds are not available at the time of the Director’s death. There were no cash payments made in 2007 with respect to this program; however, in 2007, we recognized nonpension postretirement benefits expense associated with this obligation as follows: Mr. Gonzalez — $27,872, Mr. Gund — $22,777, Ms. McLaughlin Korologos — $18,787 and Dr. Zabriskie — $23,613. These benefits are not reflected in the Directors’ Compensation Table.

DIRECTORS’ COMPENSATION TABLE

The individual components of the total compensation calculation reflected in the table below are as follows:

Fees and Retainers.  The amounts shown under the heading “Fees Earned or Paid in Cash” consist of annual retainers and per meeting attendance fees earned by or paid in cash to our Directors in 2007.

Stock Awards.  The amounts disclosed under the heading “Stock Awards” consist of the compensation expense recognized by Kellogg in 2007 under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)) for either the annual grant of deferred shares of common stock, which are placed in the Kellogg Company Grantor Trust for Non-Employee Directors, or restricted stock awards granted prior to 2007. Under the terms of the Grantor Trust, shares are available to a Director only upon termination of service on the Board.

Option Awards.  The amounts disclosed under the heading “Option Awards” consist of the SFAS No. 123(R) compensation expense associated with the grant of options to purchase shares of common stock (including AOF options received by the Director). As discussed above, when a Director exercises an original option with an AOF, the AOF option is treated as a new grant for disclosure and accounting purposes even though the new grant relates back to the approval of the original grant.

All Other Compensation.  The amounts disclosed under the heading “All Other Compensation,” for Directors other than Mr. Jenness, consist of charitable matching contributions made under our Corporate Citizenship Fund Matching Grant Program. As discussed above, Mr. Jenness preferred not to receive compensation for 2007 in connection with transitioning into the executive Chairman position. However, Mr. Jenness retained the broad-based benefits received by other senior executives or as set forth in his 2004 employment agreement.

					Change in
					Pension Value
				Non-equity	and Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	Cash ($)(1)	($)(2)	($)(3)	($)(4)	Earnings ($)(5)	($)(6)	($)

Benjamin Carson	80,500	111,594	40,264	—	—	0	232,358
John Dillon	105,000	111,594	40,264	—	—	10,000	266,858
Claudio Gonzalez	91,500	111,594	40,264	—	—	0	243,358
Gordon Gund	93,000	111,594	92,555	—	—	10,000	307,149
Jim Jenness	0	333,332(7)	224,134(8)	—	31,000(9)	1,160,117(10)	1,748,583
Dorothy Johnson	85,500	111,594	40,264	—	—	10,000	247,358
Daniel Jorndt(11)	75,000	111,594	58,150	—	—	10,000	254,744
Don Knauss(12)	10,652	44,054	0	—	—	0	54,706
Ann McLaughlin Korologos	88,000	111,594	40,264	—	—	1,000	240,858
Bill Richardson(13)	20,500	0	40,264	—	—	5,000	65,764
Sterling Speirn(14)	58,500	124,762	6,351	—	—	0	189,613
Robert Steele(15)	47,334	89,113	32,718	—	—	0	169,165
John Zabriskie	100,500	111,594	40,264	—	—	0	252,358

(1)	The aggregate dollar amount of all fees earned or paid in cash for services as a Director, including annual board and committee chair retainer fees, and committee meeting fees, in each case before deferrals.

(2)	Other than for Mr. Jenness, the amount reflects the compensation expense recognized by Kellogg during 2007 under SFAS No. 123(R) for the annual grant of 2,100 deferred shares of common stock or, in the cases of Messrs. Knauss, Speirn and Steele, 811, 2,365 and 1,726 deferred shares of common stock, respectively. Due to his retirement from the Board, Dr. Richardson did not receive any deferred shares of common stock in 2007. The compensation expense reflected in the table above is the same as the grant-date fair value pursuant to SFAS No. 123(R) because all of the stock awards vested during 2007. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 29, 2007, for a discussion of the relevant assumptions used in calculating the compensation expense and grant-date fair value pursuant to SFAS No. 123(R). The recognized compensation expense and grant-date fair value of the stock-based awards will likely vary from the actual amount the Director receives. The actual value the Director receives will depend on the number of shares and the price of our common stock when the shares or their cash equivalent are distributed. As of December 29, 2007, none of our non-management Directors was deemed to have outstanding restricted stock awards, because all of those awards vested earlier in the year (or in prior years). The number of shares of restricted stock held by each of our Directors is shown under “Officer and Director Stock Ownership” on page 4 of this proxy statement.

(3)	Other than for Mr. Jenness, the amount reflects the compensation expense recognized by Kellogg during 2007 under SFAS No. 123(R) the annual grant of options to purchase 5,000 shares of common stock or, in the cases of Messrs. Knauss, Speirn and Steele, 1,931, 781 and 4,110 shares of common stock, plus any AOF options received by the Director. Other than with respect to Mr. Knauss, the compensation expense reflected in the table above is the same as the grant-date fair value pursuant to SFAS No. 123(R) because all of the option awards vested during 2007. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 29, 2007, for a discussion of the relevant assumptions used in calculating the recognized compensation expense and grant-date fair value pursuant to SFAS No. 123(R). Because Mr. Knauss received his grant of options upon joining the Board in December 2007, Kellogg did not recognize compensation expense for such grant until January 2008 in accordance with its accounting practices. The grant-date fair value pursuant to SFAS No. 123(R) of such grant of options was $14,592. The recognized compensation expense and grant-date fair value of the stock option awards will likely vary from the actual value the Director receives. The actual value the Director receives will depend on the number of shares exercised and the price of our common stock on the date exercised. As of December 29, 2007, the Directors had the following stock options outstanding: Benjamin Carson 40,000 options; John Dillon 38,750 options; Claudio Gonzalez 34,999 options; Gordon Gund 30,548 options; Jim Jenness 897,043 options; Dorothy Johnson 34,715 options; Don Knauss 1,931 options; Ann McLaughlin Korologos 40,000 options; Sterling Speirn 781 options; Robert Steele 4,110 options; and John Zabriskie 36,800 options. The number of stock options held by our Directors is a function of years of Board service and the timing of exercise of vested awards.

The table below presents the recognized compensation expense separately for regular options and AOF options received by our Directors in 2007:

	Regular	AOF
	Options	Options	Total
	($)	($)	($)

Benjamin Carson	40,264	0	40,264

John Dillon	40,264	0	40,264

Claudio Gonzalez	40,264	0	40,264

Gordon Gund	40,264	52,291	92,555

Jim Jenness	0	224,134	224,134

Dorothy Johnson	40,264	0	40,264

Daniel Jorndt	40,264	17,886	58,150

Don Knauss	0	0	0

Ann McLaughlin Korologos	40,264	0	40,264

Bill Richardson	40,264	0	40,264

Sterling Speirn	6,351	0	6,351

Robert Steele	32,718	0	32,718

John Zabriskie	40,264	0	40,264

(4)	Kellogg does not have a non-equity incentive plan for non-management Directors.

(5)	Kellogg does not have a pension plan for non-management Directors and does not pay above-market or preferential rates on non-qualified deferred compensation for non-management Directors.

(6)	For Directors other than Mr. Jenness, represents charitable matching contributions made under our Corporate Citizenship Fund Matching Grant Program.

(7)	Mr. Jenness did not receive a grant of deferred shares of common stock in 2007. Consequently, the amount disclosed under the heading “Stock Awards” for Mr. Jenness only reflects the compensation expense recognized under SFAS No. 123(R) and as reported in our audited financial statements in 2007 for the restricted stock award granted to Mr. Jenness in 2005. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual

Report on Form 10-K for the year ended December 29, 2007 for a discussion of the relevant assumptions used in calculating the compensation expense.

(8)	Mr. Jenness did not receive an annual grant of options in 2007. Consequently, the amount disclosed under the heading “Options Awards” for Mr. Jenness only reflects the compensation expense recognized under SFAS No. 123(R) and as reported in our audited financial statements in 2007 for AOF options.

(9)	As Chairman, Mr. Jenness is covered as an employee by our U.S. Pension Plans provided to other U.S.-based NEOs. The increase in his pension value represents changes in the assumptions used to establish his accumulated pension present value.

(10)	Reflects Kellogg contributions to our Savings & Investment Plan and Restoration Plan, the annual cost of the Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees), financial and tax planning assistance, physical exams and relocation and home sale benefits. Pursuant to the terms of the letter agreement between Mr. Jenness and Kellogg, dated December 20, 2004, we provided relocation and home sale benefits to Mr. Jenness upon his transition from Chairman and Chief Executive Officer to Chairman. This relocation and home sale program has numerous features, but principally offered Mr. Jenness the opportunity to sell his home to a third party relocation firm, as agent for Kellogg, based on an arm’s-length appraisal process. The sale occurred only after Mr. Jenness had made reasonable efforts to sell his home to a third party. The purchase price paid by the third-party relocation firm was based on the average of three appraisals performed by independent, qualified relocation appraisers recommended by such relocation firm. Following the third-party relocation firm’s home purchase, such relocation firm engaged a realtor to sell the home on our behalf. Once the third-party relocation firm purchased Mr. Jenness’ home and reimbursed Mr. Jenness for any losses, we were charged by such relocation firm for its net expenses. Of the disclosed amount, $964,613 represents the expenses related to the direct benefits that Mr. Jenness received under this relocation and home sale program including Mr. Jenness’ loss on the sale of his home, gross up for tax purposes and moving expenses.

(11)	Mr. Jorndt retired as a Director on August 7, 2007.

(12)	On November 1, 2007, the Board elected Mr. Knauss as a Director effective December 6, 2007.

(13)	Dr. Richardson retired as a Director on February 16, 2007.

(14)	On February 16, 2007, the Board elected Mr. Speirn as a Director effective March 1, 2007.

(15)	On May 25, 2007, the Board elected Mr. Steele as a Director effective July 1, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

We are required to provide information regarding the compensation program in place for our CEO, CFO and the three other most highly-compensated executive officers. We have also voluntarily elected to include information concerning an additional executive officer. In this proxy statement, we refer to our CEO, CFO and the other four most highly-compensated executive officers as our “Named Executive Officers” or “NEOs.” This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide. This section should be read in conjunction with the detailed tables and narrative descriptions under “Executive Compensation” beginning on page 30 of this proxy statement.

Overview of Kellogg Company.  We are the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit snacks, frozen waffles, and veggie foods. Kellogg products are manufactured and marketed globally.

We manage our company for sustainable performance defined by our long-term annual growth targets. During the periods presented in our Annual Report on Form 10-K for the year ended December 29, 2007, these targets were low single-digit for internal net sales, low to mid single-digit for internal operating profit, and high single-digit for net earnings per share. In combination with an attractive dividend yield, we believe this profitable growth has and will continue to provide a strong total return to our Shareowners. We plan to continue to achieve this sustainability through a strategy focused on growing our cereal business, expanding our snacks business, and pursuing selected growth opportunities. We support our business strategy with operating principles that emphasize profit-rich, sustainable sales growth, as well as cash flow and return on invested capital. We believe our steady earnings growth, strong cash flow and continued investment during a multi-year period of significant commodity and energy-driven cost inflation demonstrates the strength and flexibility of our business model.

Our Compensation Philosophy and Principles.  We operate in a competitive and challenging industry, both domestically and internationally. We believe that our executive compensation program for the CEO and the other NEOs should be designed to (a) provide a competitive level of total compensation necessary to attract and retain talented and experienced executives; (b) motivate them to contribute to our short- and long-term success; and (c) help drive strong total return to our Shareowners. Consistent with our business strategy discussed above, our executive compensation program is driven by the following principles:

1.	Overall Objectives. Compensation should be competitive with the organizations with which we compete for talent, and should reward performance and contribution to Kellogg objectives.

2.	Pay for Performance. As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate, business unit and individual performance measures.

3.	Long-Term Focus. Consistent, long-term performance is expected. Performance standards are established to drive long-term sustainable growth.

4.	Shareowner Alignment. Equity-based incentives are an effective method of facilitating an ownership culture and further aligning the interests of executives with those of our Shareowners. For example, about 70% of the 2007 target compensation (salary, annual incentives and long-term incentives) for Mr. Mackay was comprised of equity-based incentives.

5.	Values-Based. The compensation program encourages both desired results as well as the right behaviors. In other words, our compensation is linked to “how” we achieve as well as “what” we achieve. The shared behaviors that Kellogg believes are essential to achieving long-term growth in sales and profits and increased value for Shareowners (what we call our “K Values”) are:

•	Being passionate about our business, our brands and our food;

•	Having the humility and hunger to learn;

•	Striving for simplicity;

•	Acting with integrity and respect;

•	Being accountable for our actions and results; and

•	Recognizing success.

Our Compensation Methodology.  The Compensation Committee of the Board is responsible for administering the compensation program for executive officers and certain other senior management of Kellogg. The Board has determined that each member of the Compensation Committee meets the definition of independence under our corporate governance guidelines and further qualifies as a non-employee Director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The members of the Compensation Committee are not current or former employees of Kellogg and are not eligible to participate in any of our executive compensation programs. Additionally, the Compensation Committee operates in a manner designed to meet the tax deductibility criteria included in Section 162(m) of the Internal Revenue Code. Refer to “Board and Committee Membership” beginning on page 9 for additional information about the Compensation Committee and its members.

To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee has retained an independent compensation consultant — Towers Perrin. The consultant reports directly to the Compensation Committee. Other than the work it performs for the Compensation Committee and the Board, Towers Perrin does not provide any consulting services to Kellogg or its executive officers.

Each year, Towers Perrin presents the Compensation Committee with peer group benchmarking data and information about other relevant market practices and trends, and makes recommendations to the Compensation Committee regarding target levels for various elements of total compensation for senior executives, which the Compensation Committee reviews and considers in its deliberations. The CEO makes recommendations to the Compensation Committee regarding the compensation package for each of the NEOs (other than himself). Based on its review of the peer group information, individual performance, input from the compensation consultant and other factors, the Compensation Committee makes recommendations to the Board regarding the compensation for the CEO and the other NEOs. The independent members of the Board, meeting in executive session, determine the compensation of the CEO. The full Board determines the compensation of the other NEOs (unless an NEO is also a Director, in which case he abstains from the determination of his own compensation).

To ensure that our executive officer compensation is competitive in the marketplace, we benchmark ourselves against a comparator group (our “compensation peer group”). For 2007, our compensation peer group is comprised of the following branded consumer products companies:

Anheuser-Busch Cos., Inc.	ConAgra Foods, Inc.	Kraft Foods Inc.
Campbell Soup Co.	General Mills, Inc.	PepsiCo Inc.
Clorox Co.	H.J. Heinz Co.	Sara Lee Corporation
The Coca-Cola Co.	The Hershey Co.	Wm. Wrigley Jr. Co.
Colgate-Palmolive Co.	Kimberly-Clark Corporation

We believe that our compensation peer group is representative of the market in which we compete for talent. The size of the group has been established so as to provide sufficient benchmarking data across the range of senior positions in Kellogg. Our compensation peer group companies were chosen because of their leadership positions in branded consumer products and their general relevance to Kellogg. The quality of these organizations has allowed Kellogg to maintain a high level of continuity in the peer group over many years, providing a consistent measure for benchmarking compensation. The Compensation Committee periodically reviews the compensation peer group to confirm that it continues to be an appropriate benchmark for our executive officers with respect to base salary, target annual and long-term incentives and total compensation.

All components of our executive compensation package are targeted at the 50th percentile of our compensation peer group. Actual pay varies from the 50th percentile based primarily on our performance relative to that of our performance peer group. Our “performance peer group” consists of the nine food companies in the broader compensation peer group (Campbell Soup Co., ConAgra Foods, Inc., General Mills, Inc., H.J. Heinz Co., The Hershey Co., Kraft Foods, Inc., PepsiCo Inc., Sara Lee Corporation and Wm. Wrigley Jr. Co.), plus Unilever N.V. and Nestlé S.A. The performance peer companies were chosen because they compete with us in the consumer marketplace and/or face similar business dynamics and challenges.

The Use of “Pay Tallies.”  The Compensation Committee annually reviews executive pay tallies for NEOs (detailing the executives’ annual pay — target and actual — and total accumulated wealth under various scenarios) to help ensure that the design of our program is consistent with our compensation philosophy and that the amount of compensation is within appropriate competitive parameters. The Compensation Committee finds tools like pay tallies helpful in its analysis of our program, but focuses more on the benchmarking results of the compensation peer group in determining specific compensation levels for the NEOs. Based on the Compensation Committee’s review of pay tallies in 2007, the Compensation Committee has concluded that the total compensation of the NEOs (and, in the case of the severance and change-in-control scenarios, potential payouts) is appropriate and reasonable and, therefore, did not make any adjustments based on this review.

Elements of Our Compensation Program.  Our executive officer compensation package includes a combination of annual cash and long-term incentive compensation. Annual cash compensation for executive officers is comprised of base salary and the annual incentive plan (the Kellogg performance bonus plan). Long-term incentives currently consist of stock option grants and a three-year long-term performance plan.

Total Compensation.  The target for total compensation and each element of total compensation (salary, annual incentives, long-term incentives and benefits) is the 50th percentile of our compensation peer group. Compensation peer group practices are analyzed annually for base salary, target annual incentives and target long-term incentives, and periodically for other pay elements. In setting compensation of each executive, the Compensation Committee considers individual performance, experience in the role and contributions to achieving our business strategy.

We are unable to compare actual to target compensation on a percentile basis for our NEOs because actual compensation percentiles for the preceding fiscal year are not available. The companies in our compensation peer group do not all report actual compensation on the same twelve month basis. Even if this information were available we do not believe it would provide Shareowners with a fair understanding of our executive compensation program because actual compensation can be impacted by a variety of factors, including changes in stock prices, company performance and vesting of retirement benefits.

We apply the same philosophy, principles and methodology in determining the compensation for all of our NEOs, including the CEO. The differences in the amount of total compensation among our NEOs is a result of our benchmarking process and market-based approach. As discussed, the compensation package for each of the NEOs is intended to contain a mix of compensation elements that the Compensation Committee believes best reflects his responsibilities and that will best achieve our overall objectives. To that end, an executive’s compensation is generally designed so that performance based (or “at-risk”) compensation increases as a percentage of total targeted compensation as job responsibilities increase. One result of this structure is that the difference between actual total compensation for the CEO as compared to the other NEOs will be greater when Kellogg over-performs and less when Kellogg under-performs. In addition, the differences in actual compensation among the NEOs are directly impacted by (1) the amount of AOF options exercised and (2) whether an NEO became retirement eligible in 2007.

The basic construct of the primary elements of our 2007 executive officer pay package is outlined below.

Element	Purpose	Characteristics
Base Salaries	Compensate executives for their level of responsibility and sustained individual performance. Also helps attract and retain strong talent.	Fixed component; NEOs eligible for annual salary increases.

Annual Incentives	Promotes achieving our annual corporate and business unit financial goals, as well as individual goals.	Performance-based cash opportunity; amount varies based on company and business results and individual performance.

Long-Term Incentives	Promotes achieving (a) our long-term corporate financial goals through the Executive Performance Plan and (b) stock price appreciation through stock options.	Performance-based equity opportunity; amounts earned/realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.

Retirement Plans	Provide an appropriate level of replacement income upon retirement. Also provide an incentive for a long-term career with Kellogg, which is a key objective.	Fixed component; however, retirement contributions tied to pay will vary based on performance.

Post-Termination Compensation	Facilitates attracting and retaining high caliber executives in a competitive labor market in which formal severance plans are common.	Contingent component; only payable if the executive’s employment is terminated under certain circumstances.

In setting total compensation, we apply a consistent approach for all executive officers. The Compensation Committee also exercises appropriate business judgment in how it applies the standard approaches to the facts and circumstances associated with each executive. Additional detail about each pay element is presented below.

Base Salaries.  Data on salaries paid to comparable positions in our compensation peer group are gathered and reported to the Compensation Committee by the independent compensation consultant each year. The Compensation Committee, after receiving input from the compensation consultant, recommends to the Board the base salaries for the NEOs. The CEO provides input for the base salaries for the CFO and other NEOs. The Compensation Committee generally establishes base salaries for the NEOs at the 50th percentile of our compensation peer group. The salary of an executive is generally at, above or below the 50th percentile based on experience and proficiency in their role.

Mr. Mackay’s annualized base salary increased from $907,000 in 2006 to $1.1 million in 2007 in connection with becoming Chief Executive Officer on December 31, 2006, and in order to maintain market competitiveness for his base salary. In addition, in February 2007, the Compensation Committee approved salary increases for the other NEOs. These increases were made to maintain market competitiveness based on available market comparison data. After these adjustments, the Compensation Committee judged each NEO’s salary for 2007 to be correctly positioned relative to the 50th percentile for his position based on his experience, proficiency and sustained performance.

By policy, we require any executive base salary above $950,000 (after pre-tax deductions for benefits and similar items) to be deferred into deferred stock units under our Executive Deferral Program. This policy ensures that all base salary will be deductible under Section 162(m) of the Internal Revenue Code. The deferred amounts are credited to an account in the form of units that are equivalent to the fair market value of our common stock. The units are payable in cash upon the executive’s termination from employment. As a result of pre-tax deductions elected by our NEOs (for example, participation in our Savings & Investment and Restoration Plans), none of our NEOs were affected by this policy in 2007.

Annual Incentives.  Annual incentive awards to the CEO, CFO and NEOs are paid under the terms of the Kellogg Senior Executive Annual Incentive Plan (“AIP”), which was approved by the Shareowners and is administered by the Compensation Committee. The total of all annual incentives granted in any one year under the AIP may not exceed 1% of our annual net income, as defined in the plan. We did not pay any bonuses outside of our AIP to our NEOs in 2007, other than the third and final installment of a relocation incentive premium payment paid to Mr. Mobsby. This payment was pursuant to Mr. Mobsby’s 2004 agreement described under “Employment Agreements — Mr. Mobsby.”

Awards granted to NEOs under the terms of the AIP are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Accordingly, objective measures were established within the first 90 days of fiscal 2007 in order to determine the performance levels that would qualify for maximum possible payouts under the 2007 AIP. These targets are tied to our projected operating plan and, therefore, their achievement is substantially uncertain at the time they are set. In February 2008, when our 2007 annual audited financial statements were completed, the Compensation Committee reviewed how well Kellogg performed versus the previously agreed upon targets established for purposes of Section 162(m). In each of the last three fiscal years, the targets set for purposes of Section 162(m) under the AIP have been reached. The Compensation Committee then uses a judgment-based methodology in exercising downward, negative discretion to determine the actual payout for each NEO.

As part of its judgment-based methodology, the Compensation Committee established at the beginning of fiscal 2007 for each NEO annual incentive opportunities as a percentage of an executive’s base salary, which were targeted at the 50th percentile of the compensation peer group. In addition, for each NEO, the Compensation Committee approved performance ranges (which we refer to as “bandwidths”) for internal operating profit, internal net sales and cash flow, aligning the middle of the bandwidths generally with the forecasted medians of the performance peer group and ensuring that maximums and minimums generally fall within the top and bottom quartiles respectively. Since target performance goals are generally set at the median of the performance peer group, actual performance above the median would result in incentive payments above the target level, with payments at the maximum level being made for performance in the top quartile of the performance peer group on a composite basis for all three AIP metrics. Conversely, performance below the median would generally result in incentive payments below the target level, with no payment being made for performance below a minimum threshold (generally set in the bottom quartile). The Compensation Committee and management believe that the metrics for the 2007 AIP — which are the same as the metrics used for the AIPs in the last several years — align well with our strategy of attaining sustainable growth. The specific targets and bandwidths set for the NEOs under the 2007 AIP are not disclosed because we believe disclosure of this information would cause Kellogg competitive harm. These targets and bandwidths are based on our confidential operating plan for the fiscal year. The bandwidths are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth and performance on an individual basis.

Actual AIP payments each year can range from 0% to 200% of the target opportunity, based on corporate, business unit, and individual performance with the greatest emphasis placed on performance against the three AIP metrics —

internal operating profit, internal net sales, and cash flow. With respect to individual goals, the Compensation Committee considers an NEO’s individual achievements during the performance period relative to pre-established individual goals, including overall performance, behaving consistently with our “K Values,” and the extent to which each NEO has strengthened the culture and helped create the future for Kellogg. With respect to NEOs other than the CEO, the Committee also considers the CEO’s assessment of their individual performance.

At the beginning of fiscal 2007, Kellogg projected low single-digit growth for internal net sales, mid single-digit growth for internal operating profit and high single-digit growth for net earnings per share. Based on its financial results for fiscal 2007, Kellogg achieved mid single-digit growth for internal sales, achieved low single-digit growth for internal operating profit and exceeded high single-digit growth for net earnings per share, and its overall performance among these metrics ranked Kellogg in the second quartile of its performance peer group.

When evaluating Kellogg’s performance, the Compensation Committee may consider adjustments to ensure that AIP payouts are consistent with our overall compensation philosophy. In other words, any adjustments are made to ensure that compensation is competitive with the market, payouts are properly aligned with the Kellogg’s performance, and management operates the business to drive long-term sustainable growth. Consequently, the Compensation Committee would consider making adjustments based on the unbudgeted impact of investments in the business to drive long-term growth including some brand building initiatives, accounting charges, and other unusual or non-recurring gains or losses. In 2007, the Compensation Committee made an adjustment with respect to the unbudgeted impact of a cost savings initiative intended to drive long-term growth.

Based on this information and in exercising its judgment-based methodology, the Compensation Committee determined the percentage of AIP target achieved. The chart below includes information about 2007 AIP opportunities and actual payout.

					2007 AIP Payout
	AIP Target		AIP Maximum		(paid in March 2008)
	% of Base		% of AIP		% of AIP
	Salary(1)	Amount($)	Target	Amount($)	Target	Amount($)(2)

David Mackay	125%	1,375,000	200%	2,750,000	155%	2,131,300
John Bryant	90%	571,500	200%	1,143,000	166%	950,000
Jeff Montie	90%	576,000	200%	1,152,000	135%	777,600
Tim Mobsby(3)	70%	469,551	200%	939,102	200%	938,400
Paul Norman	70%	385,000	200%	770,000	143%	550,500
Brad Davidson	70%	385,000	200%	770,000	200%	770,000

(1)	For AIP purposes, incentive opportunities are based on executives’ salary levels at December 29, 2007. Annual salary increases become effective in April of each year.

(2)	This amount is calculated by multiplying the executive’s AIP Target Amount as shown in the second column of the table by the percentage of the AIP Target achieved as shown in the fifth column of the table. For example, Mr. Mackay’s amount is calculated by multiplying his AIP Target Amount of $1,375,000 by 155%.

(3)	Mr. Mobsby is employed in Ireland and paid in euros. In calculating the U.S. dollar equivalent for disclosure purposes, we use a conversion rate to convert the sum of his payments from euros into U.S. dollars based on an average of the closing monthly exchange rates in effect for each month during the fiscal year in which the payments were made. According to the Wall Street Journal, this conversion rate of euros to U.S. dollars for the fiscal year ending December 29, 2007 was 1.374.

Long-Term Incentives.  General.  Long-term incentive awards for the NEOs promote achieving our long-term corporate financial goals and earnings growth. Each year, the Compensation Committee reviews and recommends long-term incentive awards for each of the NEOs to the Board. In determining the total value of the long-term incentive opportunity for each executive, the Compensation Committee reviews the compensation peer group data presented by its compensation consultant on a position-by-position basis. Our long-term compensation program has consisted of a mix of stock options and performance-based stock awards, which the Compensation Committee evaluates each year.

Long-term incentives are provided to our executives under the 2003 Long-Term Incentive Plan, or “LTIP” (the LTIP was approved by Shareowners). The LTIP permits grants of stock options, stock appreciation rights, restricted shares and performance shares and units (such as Executive Performance Plan awards). The plan is intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code as performance-based pay (resulting in paid awards being tax deductible to Kellogg).

All of the 2007 long-term incentive opportunity was provided through equity-based awards, which the Compensation Committee believes best achieves the compensation principles for the program. For 2007, the Compensation Committee determined that the NEOs would receive 70% of their total long-term incentive opportunity in stock options and the remaining 30% in performance shares (granted under the Executive Performance Plan as discussed below). The Compensation Committee established this mix of awards after considering our compensation principles, compensation peer group practices and cost implications. The total amount of long-term incentives (based on the grant date expected value) is generally targeted at the 50th percentile of the compensation peer group.

Stock Options.  The Compensation Committee grants stock options to deliver competitive compensation that recognizes executives for their contributions to Kellogg and aligns executives with Shareowners in focusing on long-term growth and stock performance. These options provide value to the executive only if our stock price increases after the grants are made.

Stock options are granted annually to a wide range of employees (approximately 2,700 in 2007) based on pre-established grant guidelines calibrated to competitive standards and approved by the Compensation Committee under the LTIP. Prior to 2007, all options granted under the LTIP were granted with exercise prices equal to the average of the high and low trading prices of our stock on the date of grant. Beginning in 2007, the exercise price of our options is now set at the closing trading price on the date of grant. Our options have a ten-year term.

The options granted in 2007 become exercisable in two equal annual installments, with 50% vesting on February 16, 2008 (the first anniversary of the grant date), and the other 50% vesting on February 16, 2009 (the second anniversary of the grant date). The per-share exercise price for the stock options is $49.78, the closing trading price of Kellogg common stock on the date of the grant. The stock options expire on February 16, 2017. Approximately 84% of the stock options covered by the February 16, 2007 grant were made to employees other than the NEOs. Individual awards may vary from target levels based on the individual’s performance, ability to impact financial performance and future potential.

Executive Performance Plan.  The Executive Performance Plan (“EPP”) is a stock-based, pay-for-performance, multi-year incentive plan intended to focus senior management on achieving critical multi-year operational goals. These goals, such as cash flow, internal net sales growth and operating profit growth, are designed to increase Shareowner value. Approximately 100 of our most senior employees participate in the EPP, including the NEOs. Performance under EPP is measured over the three-year performance period based on performance levels set at the start of the period. Vested EPP awards are paid in Kellogg common stock.

2007-2009 EPP.  Similar to the AIP, awards granted to NEOs under the terms of the EPP are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Accordingly, an objective measure was established within the first 90 days of fiscal 2007 in order to determine the performance level that would qualify for maximum possible payouts under the EPP after the end of fiscal 2009. These targets are tied to our projected operating plan and, therefore, their achievement is substantially uncertain at the time they are set at the beginning of the performance period. The Compensation Committee approved the targets and bandwidths for the 2007-2009 EPP in the same manner as the targets and bandwidths for the AIP. The specific targets and bandwidths set for the NEOs are not disclosed because we believe disclosure of this information would cause Kellogg competitive harm. The bandwidths are based on our confidential long-range operating plan, and are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth.

The Compensation Committee and management believe that the metric for the 2007-2009 EPP — cumulative cash flow — emphasizes the importance of cash flow in driving Shareowner value. Like with the AIP, once the Compensation Committee confirms the performance level delivered is at the level for which the NEOs are eligible to receive a payout under the EPP, the Compensation Committee uses a judgment-based methodology in exercising downward, negative discretion to determine the actual payout for each NEO. However, unlike the AIP, the Compensation Committee does not consider individual performance in determining payouts. The Compensation Committee weighs only company performance when determining actual payouts under the EPP. The Compensation Committee also takes into account the unbudgeted impact of unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the performance goals or award opportunities were established.

The Compensation Committee set each individual’s target at 30% of his or her total long-term incentive opportunity. Participants in the EPP have the opportunity to earn between 0% and 200% of their EPP target. The 2007-2009 EPP cycle began on January 1, 2007 (first day of fiscal 2007) and concludes on January 2, 2010 (last day of fiscal 2009). Dividends are not paid on unvested EPP awards. The 2007-2009 EPP award opportunities, presented in number of potential shares that can be earned, are included in the Grant of Plan-Based Awards Table on page 36 of this proxy statement.

2005-2007 EPP.  For the 2005-2007 EPP awards, the performance period ended on December 29, 2007 (the last day of fiscal 2007). In February 2008, when our 2007 annual audited financial statements were completed, the Compensation Committee reviewed our performance versus the internal net sales target established in 2005 for purposes of Section 162(m) and the relevant bandwidths. At the beginning of 2005, our stated goals were low single-digit growth in internal net sales. For the period covering 2005-2007, Kellogg achieved strong mid-single-digit growth which ranked at the top of the second quartile compared to our performance peer group. Despite actual internal net sales growth over the three year performance period exceeding the upper limit of the projected bandwidths established in 2005 for each NEO, the Compensation Committee followed its established precedent of capping payouts for EPP at 200% of target. The Compensation Committee did not make any adjustment when determining payouts under the 2005-2007 EPP. Because each NEO had to be actively employed by Kellogg on the date the awards were paid out, the 2005-2007 EPP awards did not vest until February 2008.

The chart below includes information about 2005-2007 EPP opportunities and actual payouts:

			2005-2007 EPP Payout
			(paid in February 2008)
	EPP Target	EPP Maximum	% of EPP
	Amount(#)	Amount(#)	Target	Amount(#)	Amount($)(1)

David Mackay	30,100	60,200	200%	60,200	3,114,146
John Bryant	12,400	24,800	200%	24,800	1,282,904
Jeff Montie	13,800	27,600	200%	27,600	1,427,748
Tim Mobsby	5,700	11,400	200%	11,400	589,722
Paul Norman	7,500	15,000	200%	15,000	775,950
Brad Davidson	5,700	11,400	200%	11,400	589,722

(1)	The payout amount is calculated by multiplying the earned shares by the closing price of our common stock on February 15, 2008 (the last trading day prior to the date the award was paid out).

Restricted Stock.  In addition, we award restricted shares from time to time to selected executives and employees based on a variety of factors, including facilitating recruiting and retaining key executives. In 2007, none of our NEOs received a restricted stock award.

Post-Termination Compensation.  The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. These severance benefits, which are competitive with the compensation peer group and general industry practices, are payable if and only if the executive’s employment is terminated without cause.

The Kellogg Severance Benefit Plan and the Change in Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners, particularly during uncertain times.

The Kellogg Severance Benefit Plan provides market-based severance benefits to employees who are terminated by Kellogg under certain circumstances. Kellogg benefits from this program in a variety of ways, including the fact that Kellogg has the right to receive a general release, non-compete, non-solicitation and non-disparagement provisions from separated employees.

The Change in Control Policy provides market-based benefits to executives in the event an executive is terminated without cause or the executive terminates employment for “good reason” in connection with a change in control. The Change in Control Policy protects Shareowner interests by enhancing employee focus during rumored or actual change in control activity by providing incentives to remain with Kellogg despite uncertainties while a transaction is under consideration or pending.

For more information, please refer to “Potential Post-Employment Payments,” which begins on page 46 of this proxy statement.

Retirement Plans.  Our CEO, CFO and other NEOs are eligible to participate in Kellogg-provided pension plans which provide benefits based on years of service and pay (salary plus annual incentive) to a broad base of employees. These NEOs are eligible to receive market-based benefits when they retire from Kellogg. The Compensation Committee utilizes an industry survey prepared by Hewitt & Associates to help determine the appropriate level of benefits. The industry survey contains detailed retirement income benefit practices for a broad-based group of consumer products companies, which includes Kellogg, the companies in our compensation peer group (other than The Coca-Cola Co.) and the following additional consumer products companies: Armstrong World Industries, Inc., The Gillette Company, S.C. Johnson Consumer Products, L’Oreal USA, Inc., Johnson & Johnson, The Procter & Gamble Co., Nestle USA, Inc., Pfizer, Inc., R. J. Reynolds Tobacco Company and Unilever United States, Inc. Rather than commissioning a customized survey, the Compensation Committee uses the same survey used by Kellogg to set these benefits for all U.S. salaried employees. Since our U.S.-based NEOs participate in the same plans (with exceptions noted) as all of our U.S. salaried employees, the industry survey is a cost-effective way to set these benefits. Based on the industry survey, the Compensation Committee targets the median retirement income replacement among similarly situated executives. The targeted amount of the total retirement benefits is provided through a combination of qualified and non-qualified defined contribution plans and qualified and non-qualified defined benefit plans. The plans are designed to provide an appropriate level of replacement income upon retirement. These benefits consist of:

•	annual accruals under our pension plans; and

•	deferrals by the executive of salary and annual incentives, and matching contributions by us, under our savings and investment plans.

Both our U.S. pension program and our U.S. savings and investment program include restoration plans for our U.S. executives, which allow us to provide benefits comparable to those which would be available under our IRS qualified plans if the IRS regulations did not include limits on covered compensation and benefits. We refer to these plans as “restoration plans” because they restore benefits that would otherwise be available under the plans in which substantially all of our U.S. salaried employees are eligible to participate. These plans use the same benefit formulas as our broad-based IRS qualified plans, and use the same types of compensation to determine benefit amounts.

Amounts earned under long-term incentive programs such as EPP, gains from stock options and awards of restricted stock are not included when determining retirement benefits for any employee (including executives). We do not pay above-market interest rates on amounts deferred under our savings and investment plans.

The amount of an employee’s compensation is an integral component of determining the benefits provided under pension and savings plan formulas, and thus an individual’s performance over time will influence the level of his or her retirement benefits. For more information, please refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans,” which begins on page 41 of this proxy statement.

As a result of his service while in the Great Britain and Ireland, Mr. Mobsby has accrued benefits under the Senior Executives Benefits Plan, which we refer to as the U.K. Executive Pension Plan, and the Kellogg Group Irish Pension Plan, Senior Executive Section, which we refer to as the Irish Executive Pension Plan. There is no additional non-qualified pension plan, as there is for U.S. executives, because applicable tax laws do not function in a way that would require us to “restore” benefits limited by the applicable tax laws. The U.K. Executive Pension Plan was developed 30 years ago based on what was allowable under U.K. tax law at the time. The Irish Executive Plan was developed to mirror the benefits of the U.K. Executive Pension Plan and, therefore, provides similar benefits that are calculated in the same way as the U.K. Executive Pension Plan.

Perquisites.  The Compensation Committee believes that it has taken a conservative approach to perquisites relative to other companies in the compensation peer group. For example, Kellogg does not provide company cars or club memberships to its U.S. NEOs. Perquisites provided to our foreign NEOs may vary depending on the standard market practices and regulations for the country in which an NEO is based. Pursuant to a policy adopted by the Board, our CEO is generally required, when practical, to use company aircraft for personal travel for security reasons. Personal use of company aircraft by other NEOs is infrequent. The Summary Compensation Table beginning on page 32 of this proxy statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

Employee Stock Purchase Plan.  We have a tax-qualified employee stock purchase plan, which is made available to substantially all U.S. employees, which allows participants to acquire Kellogg stock at a discount price. The purpose of the plan is to encourage employees at all levels to purchase stock and become Shareowners. Prior to 2008, the plan allowed participants to buy Kellogg stock at 85% of the lower of the starting or ending market price for the period with up to 10% of their base salary (subject to IRS limits). As of January 1, 2008, the plan allows participants to buy Kellogg stock at a 5% discount to the market price. This change was made to reduce our overall compensation expense. Under applicable tax law, no plan participant may purchase more than $25,000 in market value (based on the market value of Kellogg stock on the last trading day prior to the beginning of the enrollment period for each subscription period) of

Kellogg stock in any calendar year. Although this benefit is generally available to all U.S. employees, we have included the compensation expense of any discounted stock purchased by our NEOs in the Summary Compensation Table.

The Kellogg Europe Trading Limited Employee Share Purchase Plan.  We have a tax qualified employee stock purchase plan, which is made available to all Irish tax-paying employees of Kellogg Europe Trading Limited, which we refer to as KETL, who have been with KETL or another company within Kellogg for three consecutive months (including Mr. Mobsby), which allows participants to invest in shares of Kellogg stock every three months and qualify for a 100% matching contribution of Kellogg stock (subject to Irish tax law limits). The purpose of the Kellogg Europe Trading Limited Employee Share Purchase Plan, which we refer to as the KPlan, is to provide KETL employees with the opportunity to acquire a stake in the future of Kellogg. The KPlan allows participants to buy the largest whole number of shares of Kellogg stock for an amount no less than €10 per month, but no more than 3.5% of one month’s net basic salary, and limited to a maximum value of €12,700 per tax year. Participants purchase these shares of Kellogg stock at the price at which those shares are available on the New York Stock Exchange. Participants in the KPlan must agree that all shares acquired under the plan be held on their behalf by a trustee for three years, subject to certain exceptions. Although this benefit is generally available to all employees of KETL, we have included the compensation expense of any matching stock received by Mr. Mobsby in the Summary Compensation Table.

Executive Compensation Policies.

Executive Stock Ownership Guidelines.  In order to preserve the linkage between the interests of senior executives and those of Shareowners, senior executives are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, including by retaining stock received upon exercise of options or the vesting of stock awards (including EPP awards), participating in the Employee Stock Purchase Plan and purchasing stock in the open market. The CEO’s stock ownership requirement under our stock ownership guidelines is five times annual base salary. The stock ownership requirement for our other NEOs under our stock ownership guidelines is three times annual base salary. Our current stock ownership guidelines (minimum requirements) are as follows:

Chief Executive Officer	5x annual base salary

Global Leadership Team members (other than the CEO)	3x annual base salary

Other senior executives	2x annual base salary

These executives have five years from the date they first become subject to a particular level of the guidelines to meet them. All of our NEOs currently meet the guidelines, and all of our other senior executives currently meet or are on track to meet their ownership guideline. The Compensation Committee reviews compliance with the guidelines on an annual basis. Executives who are not in compliance with the guidelines may not sell stock without prior permission from our Chief Executive Officer, except for stock sales used to fund the payment of taxes and transaction costs incurred in connection with the exercise of options and the vesting of stock awards.

Practices Regarding the Grant of Equity Awards.  The Compensation Committee has generally followed a practice of making all option grants to executive officers on a single date each year. Prior to the relevant Compensation Committee meeting, the Compensation Committee reviews an overall stock option pool for all participating employees (approximately 2,700 in 2007) and recommendations for individual option grants to executives. Based on this review, the Compensation Committee approves the overall pool and the individual option grants to executives.

The Board grants these annual awards at its regularly-scheduled meeting in mid-February. The February meeting usually occurs within 2 or 3 weeks following our final earnings release for the previous fiscal year. We believe that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information. EPP Awards are granted at the same time as options.

While most of our option awards to NEOs have historically been made pursuant to our annual grant program, the Compensation Committee and Board retain the discretion to make additional awards of options or restricted stock to executives at other times for recruiting or retention purposes. We do not have any program, plan or practice to time “off-cycle” awards in coordination with the release of material non-public information.

All option awards made to our NEOs, or any of our other employees or Directors, are made pursuant to our LTIP. As noted above, prior to 2007, all options under the LTIP were granted with an exercise price equal to the average of the high and low trading prices of our stock on the date of grant. Beginning in 2007, the exercise price of our options is now set at the closing trading price on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date, and we do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. All grants to NEOs are made by the Board itself and not pursuant to delegated authority. Pursuant to authority delegated by the Board and subject to the Compensation Committee-approved allocation, awards of options to employees below the executive level are made by our CEO or other authorized senior executive officer.

Securities Trading Policy.  Our securities trading policy prohibits our Directors, executives and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with relevant SEC regulations, including insider trading rules.

Recoupment of Option Awards.  We maintain clawback provisions relating to stock option exercises. Under these clawback provisions, if an executive voluntarily leaves our employment to work for a competitor within one year after any option exercise, then the executive must repay to Kellogg any gains realized from such exercise (but reduced by any tax withholding or tax obligations).

Deductibility of Compensation and Other Related Issues.  Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the company’s CEO and four other most highly compensated executive officers serving on the last day of the year. Based on the regulations issued by the Internal Revenue Service, we have taken the necessary actions to ensure the deductibility of payments under the AIP and with respect to stock options and performance shares granted under our plans, whenever possible. We intend to continue to take the necessary actions to maintain the deductibility of compensation resulting from these types of awards. In contrast, restricted stock granted under our plans generally does not qualify as “performance-based compensation” under Section 162(m). Therefore, the vesting of restricted stock in some cases will result in a loss of tax deductibility of compensation, including in the case of the CEO. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances we have and in the future may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of the company.

The Compensation Committee also reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and Kellogg realizes a tax deduction upon the payment to/realization by the executive. As a result of the impact AOF options have on our overall non-cash compensation expense, the Compensation Committee discontinued the use of the AOF in all new option grants after 2003. In 2006, the Compensation Committee also changed the AOF feature so that AOF options may be received only once each calendar year. This change began in 2007 and reduces our non-cash compensation expense resulting from AOF options.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Compensation Committee of the Board oversees our compensation program on behalf of the Board. In the performance of its oversight function, the Compensation Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and our proxy statement to be filed in connection with our 2008 Annual Meeting of Shareowners, each of which will be filed with the SEC.

COMPENSATION COMMITTEE

Dr. John Zabriskie, Chair
Claudio Gonzalez
Gordon Gund
Ann McLaughlin Korologos

EXECUTIVE COMPENSATION

Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” earned during 2006 and 2007 by our NEOs; however, 2006 information is not provided pursuant to the SEC’s rules and regulations for Messrs. Mobsby, Norman and Davidson because they were not named executive officers of Kellogg during fiscal 2006. The total compensation presented below does not reflect the actual compensation received by our NEOs in 2007 or the target compensation of our NEOs in 2006 and 2007. The actual value realized by our NEOs in 2007 from long-term incentives (options and restricted stock) is presented in the Option Exercises and Stock Vested Table on page 40 of this proxy statement. Target annual and long-term incentive awards for 2007 are presented in the Grants of Plan-Based Awards table on page 36 of this proxy statement.

The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:

Salary.  Base salary earned during 2007. Refer to “Compensation Discussion and Analysis — Elements of Our Compensation Program — Base Salaries.”

Bonus.  We did not pay any bonuses to our NEOs in 2007, other than the third and final installment of a relocation incentive premium payment paid to Mr. Mobsby. This payment was pursuant to Mr. Mobsby’s 2004 agreement described under “Employment Agreements — Mr. Mobsby.” Each NEO earned an annual performance-based cash incentive under our AIP, as discussed below under “Non-Equity Incentive Plan Compensation.” Refer to “Compensation Discussion and Analysis — Elements of Our Compensation Program — Annual Incentives.”

Stock Awards.  The awards disclosed under the heading “Stock Awards” consist of:

•	for 2007, (1) the 2005-2007 EPP awards granted in 2005, (2) the 2006-2008 EPP awards granted in 2006, (3) the 2007-2009 EPP awards granted in 2007 and (4) restricted stock awards; and

•	for 2006, (1) the 2005-2007 EPP awards granted in 2005 and, in the case of Mr. Mackay, an increase to his 2005-2007 EPP award resulting from him assuming the role of Chief Executive Officer, (2) the 2006-2008 EPP awards granted in 2006 and (3) restricted stock awards. The “Stock Awards” column also includes relatively small compensation expense adjustments relating to 2003-2005 EPP awards as a result of a true up made in 2006.

The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized in 2007 and in 2006 under SFAS No. 123(R) for each NEO and as reported in our audited financial statements contained in our Annual Report on Form 10-K. Details about the EPP awards granted in 2007 are included in the Grant of Plan-Based Awards Table below. Refer to also “Compensation Discussion and Analysis — Elements of Our Compensation Program — Long-Term Incentives” for additional information. The recognized compensation expense of the stock-based awards will likely vary from the actual amount the NEO receives. The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

Option Awards.  The awards disclosed under the heading “Option Awards” consist of annual option grants (each a “regular option”) and accelerated ownership feature (“AOF”) option grants (each an “AOF option”) granted in 2007 and in 2006 and in prior fiscal years (to the extent such awards remained unvested in whole or in part at the beginning of fiscal 2007 and 2006, respectively). The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized in 2007 and in 2006 under SFAS No. 123(R) for each NEO and as reported in our audited financial statements contained in our Annual Report on Form 10-K. Details about the option awards made during 2006 are included in the Grant of Plan-Based Awards Table below. Refer to also “Compensation Discussion and Analysis — Elements of Our Compensation Program — Long-Term Incentives — Stock Options” for additional information. The recognized compensation expense of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

Prior to 2004, we granted “original” options with an accelerated ownership feature (“AOF”). Under the terms of the original option grant, a new option, or “AOF option,” is generally received when Kellogg stock is used to pay the exercise price of a stock option and related taxes. The holder of the option receives an AOF option for the number of shares used.

For AOF options, the expiration date is the same as the original option and, beginning in January 2007, the option exercise price is the officially quoted closing price of our common stock on the date the AOF option is granted.

The Compensation Committee began using the AOF options over fifteen years ago in order to create greater stock ownership by encouraging Directors and executives to exercise valuable stock options and retain the shares received as a result of the option exercise. The Compensation Committee discontinued the use of the AOF feature in all new “original” option grants after 2003 to better align with peer group compensation practices and in anticipation of new accounting rules for the expensing of stock options. Although we discontinued the AOF feature in new option grants, a number of the outstanding options disclosed in the Summary Compensation Table were granted prior to 2004. Consequently, those AOF options could continue until their natural expiration date (generally, ten years after the date of the original grant). The Compensation Committee further changed the AOF options in 2007 so that they may only be exercised once each fiscal year. Prior to this change, AOF options were generally exercised twice during each fiscal year. Our overall stock option expense is reduced by limiting the number of times an AOF option can be exercised during any given fiscal year.

Non-Equity Incentive Plan Compensation.  The amount of Non-Equity Incentive Plan Compensation consists of the Kellogg Senior Executive Annual Incentive Plan (“AIP”) awards granted and earned in 2007 and in 2006. At the outset of 2007 and 2006, the Compensation Committee granted AIP awards to the CEO, CFO and the other NEOs. Such awards are based on our performance during 2007 and 2006, respectively, and were paid in March 2008 (for 2007 grants) and in March 2007 (for 2006 grants). For information on these awards refer to “Compensation Discussion and Analysis — Elements of Our Compensation Program — Annual Incentives.”

Change in Pension Value.  The amounts disclosed under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” solely represent the actuarial increase during 2007 and during 2006 in the pension value provided under the pension plans. Kellogg does not pay above-market or preferential rates on non-qualified deferred compensation for employees, including the NEOs. A detailed narrative and tabular discussion about our pension plans and non-qualified deferred compensation plans, our contributions to our pension plans and the estimated actuarial increase in the value of our pension plans are presented under the heading “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

All Other Compensation.  Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and primarily comprised of retirement benefit contributions and accruals for NEOs based in the United States.

SUMMARY COMPENSATION TABLE

It is important to note that the information required by the Summary Compensation Table does not necessarily reflect the target or actual compensation for our NEOs in 2007 and in 2006. In addition, the SEC regulations and accounting rules require certain compensation expense reflected in the table to be recognized immediately if any of the NEOs were retirement eligible in 2007 and in 2006, respectively.

								Change in
								Pension
								Value and
							Non-Equity	Non-Qualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation		All Other
Name and Principal		Salary	Bonus		Awards	Awards	Compensation	Earnings		Compensation	Total
Position(2)	Year	($)	($)		($)(3)	($)(4)	($)	($)(5)		($)(6)	($)

David Mackay,	2007	1,096,297	0		2,674,151	5,108,269	2,131,300	809,000		249,230	12,068,247
President and Chief Executive Officer	2006	898,743	0		4,939,572	4,809,773	1,571,400	878,000		135,600	13,233,088	(1)
John Bryant,	2007	626,247	0		1,237,317	1,458,408	950,000	244,000		70,660	4,586,632
Executive Vice President and Chief	2006	561,948	0		1,186,127	1,811,463	697,000	80,000		67,585	4,404,123
Financial Officer and President, Kellogg North America
Jeff Montie,	2007	630,568	0		1,348,563	1,414,079	777,600	—	(7)	75,450	4,246,260
Executive Vice President and President,	2006	594,361	0		1,267,579	1,624,620	761,100	335,000		79,561	4,662,221
Kellogg International
Tim Mobsby(8)	2007	665,909	81,410	(9)	414,034	883,598	938,400	2,187,000	(10)	76,568	5,246,919
Senior Vice President and Executive Vice President, Kellogg International and President Europe
Paul Norman	2007	526,022	0		702,669	748,289	550,500	—	(7)	48,353	2,575,833
Senior Vice President, Kellogg Company and President, U.S. Morning Foods
Brad Davidson	2007	531,339	0		575,157	568,297	770,000	125,000		104,971	2,674,764
Senior Vice President, Kellogg Company and President, U.S. Snacks

(1)	In 2006, Mr. Mackay became retirement eligible. If Mr. Mackay were not considered retirement eligible, his “Total Compensation” in 2006 would have been $9,861,662, (as opposed to $13,233,088, which appears in the table). This difference is a result of compensation expense for certain equity-based awards being recognized immediately under applicable accounting rules when an employee is considered retirement eligible. Specifically, the amounts that would have been reflected in the table are as follows: (a) Stock Awards: $2,336,357 in 2006 (as opposed to $4,939,572 in the table); and (b) Option Awards: $4,041,562 in 2006 (as opposed to $4,809,773 in the table).

(2)	On July 23, 2007, the following titles changed: (a) Mr. Bryant became Executive Vice President and Chief Financial Officer, Kellogg Company, and President, Kellogg North America; and (b) Mr. Montie became Executive Vice President, Kellogg Company, and President, Kellogg International.

(3)	Reflects the compensation expense recognized in 2007 and 2006 for stock awards under SFAS No. 123(R) for each NEO and as reported in our audited financial statements. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 29, 2007 for a discussion of the relevant assumptions used in calculating the compensation expense. The table below presents separately the compensation expense recognized in 2007 and in 2006 for our outstanding EPP awards and restricted stock awards:

			Restricted
		EPP	Stock	Total
		($)	($)	($)

David Mackay(a)	2007	2,674,151	0	2,674,151
	2006	4,939,572	0	4,939,572
John Bryant	2007	891,374	345,943	1,237,317
	2006	653,712	532,415	1,186,127
Jeff Montie	2007	967,722	380,841	1,348,563
	2006	737,560	530,019	1,267,579

Tim Mobsby	2007	414,034	0	414,034
Paul Norman	2007	525,367	177,302	702,669

Brad Davidson	2007	427,207	147,950	575,157

(a)	Mr. Mackay is considered retirement eligible.

Prior to adoption of SFAS No. 123(R) on January 1, 2006, we generally recognized stock compensation expense over the stated vesting period of the award, with any unamortized expense recognized immediately if an acceleration event occurred (for example, retirement). SFAS No. 123(R) specifies that a stock-based award is considered vested for expense attribution purposes when the employee’s retention of the award is no longer contingent on providing subsequent service. Accordingly, compensation expense is recognized immediately for awards granted to retirement-eligible individuals or over the period from the grant date to the date retirement eligibility is achieved, if less than the stated vesting period.

(4)	Reflects the compensation expense recognized for stock option grants made in 2007 (for 2007 compensation), in 2006 (for 2006 compensation) and in prior fiscal years (to the extent such awards remained unvested in whole or in part at the beginning of fiscal 2007 and 2006, respectively). Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 29, 2007 for a discussion of the relevant assumptions used in calculating the compensation expense. The table below presents separately the compensation expense recognized in 2007 between our regular options and our AOF options. When an executive exercises an original option with an AOF, the AOF option is treated as a new grant for disclosure and accounting purposes even though the new grant relates back to the approval of the original grant.

		Regular Options ($)	AOF Options ($)	Total ($)

David Mackay(a)	2007	3,733,822	1,374,447	5,108,269
	2006	2,219,699	2,590,074	4,809,773
John Bryant	2007	937,994	520,414	1,458,408
	2006	915,500	895,963	1,811,463
Jeff Montie	2007	984,244	429,835	1,414,079
	2006	1,011,525	613,095	1,624,620

Tim Mobsby	2007	415,065	468,533	883,598
Paul Norman	2007	526,185	222,104	748,289

Brad Davidson	2007	477,400	90,897	568,297

(a)	Mr. Mackay is considered retirement eligible.

Prior to adoption of SFAS No. 123(R) on January 1, 2006, we generally recognized stock compensation expense on a pro forma basis over the stated vesting period of the award, with any unamortized expense recognized immediately if an acceleration event occurred (for example, retirement). SFAS No. 123(R) specifies that a stock-based award is considered vested for expense attribution purposes when the employee’s retention of the award is no longer contingent on providing subsequent service. Accordingly, beginning in 2006, we prospectively revised our expense attribution method so that the related compensation expense is recognized immediately for awards granted to retirement-eligible individuals or over the period from the grant date to the date retirement eligibility is achieved, if less than the stated vesting period.

(5)	Solely represents the actuarial increase or decrease during 2007 (for 2007 compensation) and during 2006 (for 2006 compensation) in the pension value provided under the U.S. Pension Plans for Messrs. Mackay, Bryant, Montie, Norman and Davidson and the U.K. and Irish Executive Pension Plans for Mr. Mobsby as we do not pay above-market or preferential earnings on non-qualified deferred compensation. A variety of factors impact the actuarial increase in present value (pension value). Factors typically increasing the pension value include service accruals during the year and increases in pay. For 2007, factors reducing the pension value included an increase in the year end discount rate and for Messrs. Bryant, Montie, Norman and Davidson, an increase in the rate used to determine lump sum payments from the non-qualified pension plans. In addition, Mr. Mobsby’s pension value was increased by foreign exchange and Mr. Bryant’s pension value was increased by his employment agreement. Mr. Bryant’s employment agreement is described under “Employment Agreements — Mr. Bryant and Mr. Montie.”

(6)	The table below presents an itemized account of “All Other Compensation” provided in 2007 and 2006 to the NEOs, regardless of the amount and any minimal thresholds provided under the SEC rules and regulations. Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and primarily comprised of retirement benefit contributions and accruals for NEOs based in the United States.

		Kellogg
		Contributions	Company			Non-
		to S&I and	Paid	Financial	Employee	Business
		Restoration	Death	Planning	Stock	Aircraft	Physical	Automobile	Education	Mortgage
		Plans(a)	Benefit(b)	Assistance(c)	Purchases(d)	Usage(e)	Exams(f)	Allowance(g)	Assistance(h)	Assistance(i)	TOTAL
		($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

David Mackay	2007	106,708	133,265	5,935	0	1,352	1,970	0	0	0	249,230
	2006	100,882	26,593	8,125	0	0	0	0	0	0	135,600
John Bryant	2007	52,930	6,256	3,525	4,627	1,352	1,970	0	0	0	70,660
	2006	52,158	5,133	5,414	4,880	0	0	0	0	0	67,585
Jeff Montie	2007	55,667	9,498	5,970	4,315	0	0	0	0	0	75,450
	2006	57,702	8,938	8,125	4,796	0	0	0	0	0	79,561

Tim Mobsby	2007	0	19,079	1,992	15,996	0	0	38,780	721	0	76,568
Paul Norman	2007	39,441	4,666	0	4,246	0	0	0	0	0	48,353

Brad Davidson	2007	46,454	29,764	2,900	4,252	0	3,230	0	0	18,371	104,971

(a)	For information about our Savings & Investment Plan and Restoration Plan, refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans—Non-Qualified Deferred Compensation” beginning on page 43.

(b)	Annual cost for Kellogg-paid life insurance, Kellogg-paid accidental death and dismemberment, Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees).

(c)	Reflects reimbursement for financial and tax planning assistance.

(d)	Messrs. Bryant, Montie, Norman and Davidson participate is our tax-qualified ESPP, which is generally available to all U.S. salaried employees. The price paid by all U.S. salaried employees under the ESPP, including the NEOs, is 85% of the price of our common stock at the beginning or the end of each quarterly purchase period, whichever is lower. Mr. Mobsby participates in the KPlan, which is a broad-based employee stock purchase plan qualified under Irish tax laws and generally available to all employees of KETL. Each participant in the KPlan, including Mr. Mobsby, receive one additional share of Kellogg common stock for each share of Kellogg common stock purchased by such participant under the plan at 100% of the price of our common stock. The dollar amounts represent the grant-date fair value-based compensation expense of the discount recognized in 2007 under SFAS No. 123(R) for each NEO and as reported in our audited financial statements contained in our Annual Report on Form 10-K.

(e)	The 2007 amounts for Mr. Mackay and Mr. Bryant represent the incremental cost of a flight to and from the company-provided physical exam. The incremental cost of this flight was divided equally among the executives on the aircraft. The incremental cost of Kellogg aircraft used for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, passenger ground transportation, crew travel and flight planning services expenses; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost. On certain occasions, an NEO’s spouse or other family member may accompany the NEO on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. Kellogg does not pay its NEOs any amounts in respect of taxes (i.e., gross up payments) on income imputed to them for non-business aircraft usage.

(f)	Actual cost of a physical exam.

(g)	Cost of annual automobile allowance for executives not based in the United States.

(h)	Represents an educational allowance paid to Mr. Mobsby under his employment agreement.

(i)	Represents a mortgage interest subsidy paid on behalf of Mr. Davidson in connection with his relocation as President of U.S. Snacks.

In addition to the foregoing compensation, the NEOs also participated in health and welfare benefit programs, including vacation and medical, dental, prescription drug and disability coverage. These programs are generally available and comparable to those programs provided to all salaried employees in the region in which each NEO is based.

(7)	The year-over-year change in actuarial value of benefits earned under the U.S. Pension Plans, resulted in a negative sum of $103,000 for Mr. Montie and $1,000 for Mr. Norman. The primary reason for this negative actuarial value under the U.S. Pension Plans was a change in the discount rate used to value the plans without a sufficient increase in pensionable earnings to offset the decrease.

(8)	Mr. Mobsby is employed in Ireland and is paid in euros. In calculating the U.S. dollar equivalent for disclosure purposes other than as noted below, we used a conversion rate to convert the sum of his payments from euros into U.S. dollars based on an average of the closing monthly exchange rates in effect for each month during the fiscal year in which the payments were made. According to the Wall Street Journal, this conversion rate of euros to U.S. dollars for the fiscal year ending December 29, 2007 was 1.374. With respect to the amount shown under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” for Mr. Mobsby, we calculated this value using the difference of the U.S. dollar equivalents of the beginning and ending balances of Mr. Mobsby’s pension benefit during fiscal 2007 after converting these amounts from euros to U.S. dollars. In order to calculate these two values, we used the conversion rates in effect for the last day of fiscal 2006 and last day of fiscal 2007 for converting the beginning and ending balances, respectively. For more information on foreign currency rate fluctuations, refer to footnote (10) below.

(9)	As discussed in more detail under “Employment Agreements — Mr. Mobsby,” represents the final installment of the relocation incentive premium payment he received for relocating to Ireland in 2004.

(10)	Foreign currency exchange rates, such as the exchange rate between the U.S. dollar and the euro, can be volatile and affected by, among other factors, the general economic conditions of a country, the actions of the U.S. and non-U.S. governments or central banks, the imposition of currency controls, and speculation. In 2007, $918,000 of Mr. Mobsby’s change in pension value reflects foreign currency exchange rate fluctuations.

Grant of Plan-Based Awards Table

During 2007, we granted the following plan-based awards to our NEOs:

1. Stock Options (both Regular and AOF Options);

2. 2007 AIP grants (annual cash performance-based awards); and

3. 2007-2009 EPP grants (multi-year stock performance-based awards).

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. For a detailed discussion of each of these awards and their material terms, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Elements of Our Compensation Program” above. We no longer grant new options with the AOF feature, but as disclosed in the Outstanding Equity Awards at Fiscal Year-End Table, a number of options granted prior to 2004 contain this feature. When an executive exercises an original option with an AOF, the AOF option is treated as a new grant for disclosure and accounting purposes even though the new grant relates back to the approval of the original option grant. All of our regular and AOF options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. As of 2007, fair market value is defined under our LTIP as the officially quoted closing price of our common stock on the date of grant.

									All Other
									Stock	All Other
			Estimated Possible						Awards:	Option
			Payouts Under			Estimated Future			Number	Awards:	Exercise or
			Non-Equity Incentive			Payouts Under Equity			of Shares	Number of	Base Price
			Plan Awards			Incentive Plan Awards			of Stock	Securities	of Option	Grant-date Fair
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	Value of Stock and
Name	Date(1)	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	Options (#)	($/Sh)	Option Awards

David Mackay
Regular Options	2/16/2007	2/16/2007								341,300	49.78	3,733,822	(2)
AOF Options	5/16/2007	3/13/1998								6,691	53.58	33,171	(2)
	5/16/2007	1/4/1999								18,937	53.58	93,880	(2)
	5/16/2007	8/1/2000								9,167	53.58	45,445	(2)
	5/16/2007	2/16/2001								90,565	53.58	448,976	(2)
	5/16/2007	3/26/2001								80,553	53.58	399,341	(2)
	5/16/2007	2/22/2002								71,333	53.58	353,633	(2)
2007 AIP(3)			0	1,375,000	2,750,000
2007-09 EPP	2/16/2007	2/16/2007				0	40,600	81,200				1,870,036	(4)
John Bryant
Regular Options	2/16/2007	2/16/2007								82,700	49.78	904,738	(2)
AOF Options	5/16/2007	2/16/2001								10,441	53.58	51,761	(2)
	5/16/2007	2/22/2002								48,994	53.58	242,888	(2)
	5/16/2007	2/21/2003								45,540	53.58	225,765	(2)
2007 AIP(3)			0	571,500	1,143,000
2007-09 EPP	2/16/2007	2/16/2007				0	9,800	19,600				451,388	(4)
Jeff Montie
Regular Options	2/16/2007	2/16/2007								82,700	49.78	904,738	(2)
AOF Options	3/19/2007	3/13/1998								8,249	51.02	40,894	(2)
	3/19/2007	1/4/1999								6,636	51.02	32,898	(2)
	3/19/2007	1/31/2000								12,798	51.02	63,446	(2)
	3/19/2007	2/22/2002								49,067	51.02	243,250	(2)
	3/19/2007	2/21/2003								9,954	51.02	49,347	(2)
2007 AIP(3)			0	576,000	1,152,000
2007-09 EPP	2/16/2007	2/16/2007				0	9,800	19,600				451,388	(4)
Tim Mobsby
Regular Options	2/16/2007	2/16/2007								39,100	49.78	427,754	(2)
AOF Options	5/2/2007	3/13/1998								24,880	52.98	123,343	(2)
	5/2/2007	1/4/1999								9,914	52.98	49,149	(2)
	5/2/2007	2/16/2001								41,678	52.98	206,619	(2)
	5/2/2007	2/21/2003								18,038	52.98	89,423	(2)
2007 AIP(3)			0	469,551	939,102
2007-09 EPP	2/16/2007	2/16/2007				0	4,700	9,400				216,482	(4)
Paul Norman
Regular Options	2/16/2007	2/16/2007								48,000	49.78	525,120	(2)
AOF Options	6/7/2007	2/22/2002								8,757	51.85	43,981	(2)
	6/7/2007	2/21/2003								12,881	51.85	64,694	(2)
2007 AIP(3)			0	385,000	770,000
2007-09 EPP	2/16/2007	2/16/2007				0	5,300	10,600				244,118	(4)
Brad Davidson
Regular Options	2/16/2007	2/16/2007								45,000	49.78	492,300	(2)
AOF Options	2/14/2007	3/13/2008								2,189	49.63	11,207	(2)
	2/14/2007	2/16/2011								6,070	49.63	31,077	(2)
	2/14/2007	2/21/2013								9,495	49.63	48,613	(2)
2007 AIP(3)			0	385,000	770,000
2007-09 EPP	2/16/2007	2/16/2007				0	5,300	10,600				244,118	(4)

(1)	The “grant date” for our AOF options is different than the “approval date” because an AOF option is treated as a new grant for disclosure and financial reporting purposes under SFAS No. 123(R) even though the new grant relates back to the date the original option was approved by the Compensation Committee. The Compensation Committee takes no new action in connection with the grant of AOF options. For a discussion of AOF options, refer to “Executive Compensation — Summary Compensation Table — Option Awards.”

(2)	Represents the grant-date fair value calculated under SFAS No. 123(R), and as presented in our audited financial statements contained in our Annual Report on Form 10-K. The fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

(3)	Represents estimated possible payouts on the grant date for annual performance cash awards granted in 2007 under the 2007 AIP for each of our NEOs. The AIP is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts related to the 2007 AIP. See also “Compensation Discussion and Analysis — Elements of Our Compensation Program — Annual Incentives” for additional information about the 2007 AIP.

(4)	Represents the grant-date fair value calculated under SFAS No. 123(R), and as presented in our audited financial statements contained in our Annual Report on Form 10-K. This grant-date fair value assumes that each participant earns the target EPP award (i.e., 100% of EPP target). The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

Outstanding Equity Awards at Fiscal Year-End Table

The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2007:

Regular Options (disclosed under the “Option Awards” columns).  Represents annual option grants made in February of each year to our NEOs.

AOF Options (disclosed under the “Option Awards” columns).  Represents AOF options granted when Kellogg stock is used to pay the exercise price of a stock option and related taxes. Beginning in 2007, options with an AOF may only be exercised once each calendar year.

Restricted Stock Awards (disclosed under the “Stock Awards” columns).  In 2005, each of Mr. Montie, Mr. Bryant and Mr. Davidson received a restricted stock award for retention purposes. In 2006, Mr. Norman received a restricted stock award for retention purposes.

2005-2007 EPP Grants (disclosed under the “Stock Awards” columns).  The 2005-2007 EPP cycle began on January 1, 2005 (first day of fiscal 2005) and concluded on December 29, 2007 (last day of fiscal 2007). Although the performance period ended on December 29, 2007, each NEO had to be actively employed by Kellogg on the date the awards were paid out (February 18, 2008) in order to receive the payout. See “Compensation Discussion and Analysis — Elements of Our Compensation Program — Long-Term Incentives — 2005-2007 EPP” for additional information, including the ultimate value of the awards that were paid out on or about February 18, 2008.

2006-2008 EPP Grants (disclosed under the “Stock Awards” columns).  The 2006-2008 EPP cycle began on January 1, 2006 (first day of fiscal 2006) and concludes on January 3, 2009 (last day of fiscal 2008). The 2006-2008 awards are based on compound annual growth in internal net sales. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

2007-2009 EPP Grants (disclosed under the “Stock Awards” columns).  The 2007-2009 EPP cycle began on January 1, 2007 (first day of fiscal 2007) and concludes on January 2, 2010 (last day of fiscal 2009). The 2007-2009 awards are based on cumulative cash flow. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan	Equity
				Equity						Awards:	Incentive
				Incentive						Number of	Plan Awards:
				Plan						Unearned	Market or
	Number of	Number of		Awards:					Market	Shares,	Payout Value
	Securities	Securities		Number of			Number of		Value of	Units or	of Unearned
	Underlying	Underlying		Securities			Shares or		Shares or	Other	Shares, Units
	Unexercised	Unexercised		Underlying	Option		Units of		Units of	Rights	or Other
	Options (#)	Options (#)		Unexercised	Exercise	Option	Stock That		Stock That	That Have	Rights That
	Exercisable	Unexercisable		Unearned	Price	Expiration	Have Not		Have Not	Not Vested	Have Not
Name	(1)	(2)		Options (#)(3)	($)(4)	Date(5)	Vested (#)(6)		Vested ($)(7)	(#)(8)	Vested ($)(9)

David Mackay
Regular Options	262,000	0			38.93	2/20/2014
	151,000	0			44.04	2/18/2015
	83,050	83,050	(10)		44.46	2/17/2016
	0	341,300	(11)		49.78	2/16/2017
AOF Options	6,691	0			53.58	3/13/2008
	18,937	0			53.58	1/4/2009
	32,884	0			49.92	8/1/2010
	9,167	0			53.58	8/1/2010
	13,611	0			49.92	2/16/2011
	90,565	0			53.58	2/16/2011
	128,511	0			49.92	3/26/2011
	80,553	0			53.58	3/26/2011
	50,770	0			46.29	2/22/2012
	71,333	0			53.58	2/22/2012
	87,931	0			49.92	2/21/2013
Restricted Stock							0		0
2005-07 EPP(12)										60,200	3,185,784
2006-08 EPP										100,800	5,334,336
2007-09 EPP										81,200	4,297,104

John Bryant
Regular Options	125,500	0			38.93	2/20/2014
	95,000	0			44.04	2/18/2015
	52,500	52,500	(10)		44.46	2/17/2016
	0	82,700	(11)		49.78	2/16/2017
AOF Options	2,719	0			49.92	3/13/2008
	8,131	0			49.92	1/4/2009
	6,236	0			49.92	1/31/2010
	18,245	0			49.92	2/16/2011
	10,441	0			53.58	2/16/2011
	33,999	0			46.12	2/22/2012
	17,118	0			49.92	2/22/2012
	48,994	0			53.58	2/22/2012
	39,528	0			49.92	2/21/2013
	45,540	0			53.58	2/21/2013
Restricted Stock							22,800	(13)	1,206,576
2005-07 EPP(12)										24,800	1,312,416
2006-08 EPP										24,800	1,312,416
2007-09 EPP										19,600	1,037,232

Jeff Montie
Regular Options	106,000	0			44.04	2/18/2015
	57,500	57,500	(10)		44.46	2/17/2016
	0	82,700	(11)		49.78	2/16/2017
AOF Options	8,249	0			51.02	3/13/2008
	4,418	0			49.93	1/4/2009
	6,636	0			51.02	1/4/2009
	4,510	0			49.93	1/31/2010
	12,798	0			51.02	1/31/2010
	10,946	0			49.93	2/16/2011
	7,858	0			49.93	2/22/2012
	49,067	0			51.02	2/22/2012
	32,218	0			49.93	2/21/2013
	9,954	0			51.02	2/21/2013
Restricted Stock							25,100	(13)	1,328,292
2005-07 EPP(12)										27,600	1,460,592
2006-08 EPP										27,600	1,460,592
2007-09 EPP										19,600	1,037,232

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan	Equity
				Equity						Awards:	Incentive
				Incentive						Number of	Plan Awards:
				Plan						Unearned	Market or
	Number of	Number of		Awards:					Market	Shares,	Payout Value
	Securities	Securities		Number of			Number of		Value of	Units or	of Unearned
	Underlying	Underlying		Securities			Shares or		Shares or	Other	Shares, Units
	Unexercised	Unexercised		Underlying	Option		Units of		Units of	Rights	or Other
	Options (#)	Options (#)		Unexercised	Exercise	Option	Stock That		Stock That	That Have	Rights That
	Exercisable	Unexercisable		Unearned	Price	Expiration	Have Not		Have Not	Not Vested	Have Not
Name	(1)	(2)		Options (#)(3)	($)(4)	Date(5)	Vested (#)(6)		Vested ($)(7)	(#)(8)	Vested ($)(9)

Tim Mobsby
Regular Options	94,500	0			38.93	2/20/2014
	45,000	0			44.04	2/18/2015
	21,750	21,750	(10)		44.46	2/17/2016
	0	39,100	(11)		49.78	2/16/2017
AOF Options	24,880	0			52.98	3/13/2008
	6,140	0			49.80	1/4/2009
	3,499	0			49.80	4/19/2009
	9,914	0			52.98	1/4/2009
	2,143	0			49.80	2/16/2011
	41,678	0			52.98	2/16/2011
	35,331	0			49.80	2/22/2012
	5,053	0			49.80	2/21/2013
	18,038	0			52.98	2/21/2013
Restricted Stock							0		0
2005-07 EPP(12)										11,400	603,288
2006-08 EPP										11,400	603,288
2007-09 EPP										9,400	497,448

Paul Norman
Regular Options	53,000	0			44.04	2/18/2015
	28,500	28,500	(10)		44.46	2/17/2016
	0	48,000	(11)		49.78	2/16/2017
AOF Options	7,800	0			49.92	11/1/2009
	830	0			49.92	1/31/2010
	18,385	0			47.60	2/22/2012
	8,761	0			49.92	2/22/2012
	8,757	0			51.85	2/22/2012
	7,957	0			46.62	2/21/2013
	4,764	0			49.92	2/21/2013
	12,881	0			51.85	2/21/2013
Restricted Stock							11,000	(14)	582,120
2005-07 EPP(12)										15,000	793,800
2006-08 EPP										15,000	793,800
2007-09 EPP										10,600	560,952

Brad Davidson
Regular Options	44,000	0			44.04	2/18/2015
	25,000	25,000	(10)		44.46	2/17/2016
	0	45,000	(11)		49.78	2/16/2017
AOF Options	4,823	0			48.45	1/4/2009
	4,873	0			48.45	2/16/2011
	6,070	0			49.63	2/16/2011
	2,846	0			48.45	2/22/2012
	8,242	0			48.45	2/21/2013
	10,785	0			49.63	2/21/2013
Restricted Stock							10,000	(15)	529,200
2005-07 EPP(12)										11,400	603,288
2006-08 EPP										11,400	603,288
2007-09 EPP										10,600	560,952

(1)	On an award-by-award basis, the number of securities underlying unexercised options that are exercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(2)	On an award-by-award basis, the number of securities underlying unexercised options that are unexercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(3)	On an award-by-award basis, there were no shares underlying unexercised options awarded under any equity incentive plan that have not been earned.

(4)	The exercise price for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(5)	The expiration date for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(6)	The total number of shares of stock that have not vested and that are not reported in Column 8 — “Number of Unearned Shares, Units or Other Rights That Have Not Vested.”

(7)	Represents the number of shares of stock that have not vested and that are not reported in Column 9 — “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” multiplied by the closing price of our common stock on December 28, 2007 (the last trading day of fiscal 2007).

(8)	Represents the “maximum” number of shares that could be earned under outstanding EPP awards. The cycle for the 2006-08 EPP grants concludes on January 3, 2009 and the cycle for the 2007-09 EPP grants concludes on January 2, 2010. The ultimate number of shares issued under the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date. For additional information with respect to these awards, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Elements of Our Compensation Program.”

(9)	Represents the “maximum” number of shares that could be earned under outstanding EPP awards multiplied by the closing price of our common stock on December 28, 2007 (the last trading day of fiscal 2007). The ultimate value of the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date.

(10)	These options vested on February 17, 2008.

(11)	50% of these options vested on February 16, 2008 and 50% vests on February 16, 2009.

(12)	Vested and paid out on or about February 18, 2008.

(13)	Vested on February 4, 2008.

(14)	Vests on December 1, 2008.

(15)	Vests on July 1, 2009.

Option Exercises and Stock Vested Table

With respect to our NEOs, this table shows the stock options exercised by such officers during 2007 (disclosed under the “Option Awards” columns). The dollar value reflects the total pre-tax value realized by such officers (Kellogg stock price at exercise minus the option’s exercise price), not the grant-date fair value or recognized compensation expense disclosed elsewhere in this proxy statement. Value from these option exercises were only realized to the extent our stock price increased relative to the stock price at grant (exercise price). These options have been granted to the NEOs since 1997. Consequently, the value realized by the executives upon exercise of the options was actually earned over a period of up to 10 years.

	Option Awards		Stock Awards(1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)

David Mackay	302,916	2,326,129	—	—
John Bryant	115,692	921,139	—	—
Jeff Montie	202,019	1,611,063	—	—
Tim Mobsby	123,347	920,594	—	—
Paul Norman	24,046	181,048	—	—
Brad Davidson	22,277	89,025	—	—

(1)	The 2005-2007 EPP cycle began on January 1, 2005 (first day of fiscal 2005) and concluded on December 29, 2007 (last day of fiscal 2007). Although the performance period ended on December 29, 2007, each NEO had to be actively employed by Kellogg on the date the awards were paid out (February 18, 2008) in order to receive the payout. See “Compensation Discussion and Analysis — Elements of Our Compensation Program — Long-Term Incentives — Executive Performance Plan — 2005-2007 EPP” for additional information.

RETIREMENT AND NON-QUALIFIED DEFINED CONTRIBUTION
AND DEFERRED COMPENSATION PLANS

Pension Plans

The CEO, CFO and other NEOs are eligible to participate in Kellogg-provided pension plans which provide benefits based on years of service and pay (salary plus annual incentive) to a broad base of employees.

U.S. Pension Plans.  Our U.S. pension plans are comprised of the Kellogg Company Pension Plan and the non-qualified restoration plans, which include the Kellogg Company Executive Excess Plan for accruals after December 31, 2004, and the Kellogg Company Excess Benefit Retirement Plan for accruals on or before December 31, 2004 (collectively, the “U.S. Pension Plans”).

Below is an overview of our U.S. Pension Plans in which Messrs. Mackay, Bryant, Montie, Norman and Davidson participate.

	U.S. Pension Plan	U.S. Non-Qualified Plans
Reason for Plan	Provide eligible employees with a competitive level of retirement benefits based on pay and years of service.	Provide eligible employees with a competitive level of retirement benefits, U.S. Non-Qualified Plan on the formula used in the Salaried Pension Plan, by “restoring” the benefits limited by the Internal Revenue Code.
Eligibility	Salaried employees, including the CEO, CFO and other NEOs, and certain hourly and union employees.	Eligible employees impacted under the Internal Revenue Code by statutory limits on the level of compensation and benefits that can be considered in determining Kellogg-provided retirement benefits.
Payment Form	Monthly annuity.	Monthly annuity or lump sum at the choice of the executive.
Participation, as of January 1, 2003	Active Kellogg heritage employees who are 40 years of age or older or have 10 or more years of service.
Retirement Eligibility	Full Unreduced Benefit:

•   Normal retirement age 65

•   Age 55 with 30 or more years of service

•   Age 62 with 5 years of service

Reduced Benefit:

•   Age 55 with 20 years of service

• Any age with 30 years of service
Pension Formula	Single Life Annuity = 1.5% x (years of service) x (final average pay based on the average of highest three consecutive years) – (Social Security offset)
Pensionable Earnings	Includes only base pay, overtime pay and annual incentive payments. We do not include any other compensation, such as restricted stock grants, EPP payouts, gains from stock option exercises and any other form of stock- or option-based compensation in calculating pensionable earnings.

Foreign Pension Plans.  Mr. Mobsby, who is based in Ireland, participates in the Irish Executive Pension Plan. There is no additional non-qualified pension plan, as there is for U.S. executives, because applicable tax laws do not function in a way that would require us to “restore” benefits limited by the applicable tax laws. In order to become a participant in the Irish Executive Pension Plan, an executive must be nominated for participation and subsequently have his or her nomination approved by the Board of Trustees of the Irish Executive Pension Plan. The Board of Trustees is chaired by a Kellogg-nominated trustee and comprised of a combination of Kellogg- and member-nominated trustees.

The formula for the single life annuity benefit under the Irish Executive Pension Plan is 1.67% of the final average pay multiplied by the executive’s years of service. The final average pay amount is based on the average pay of the best three of the last ten years and includes only base salary and bonus and does not include any other compensation. Once an executive reaches 20 years of service, the years of service factor automatically increases to 40 years, at which point it is capped under applicable Irish law. Years of service also includes all years of service worked by the executive at Kellogg prior to participation in the Irish Executive Pension Plan. Executives are eligible to retire and receive the full unreduced benefit at age 63. Executives who joined the Irish Executive Pension Plan prior to December 1, 1991 are eligible to retire and receive the full unreduced benefit at age 60, while executives who joined subsequent to that date must receive consent in order to retire between the ages of 60 and 65 before receiving the full unreduced benefit. Executives may retire and receive a reduced benefit upon reaching the age of 50, but must receive consent before receiving the reduced benefit. Mr. Mobsby also received pension benefits under the U.K. Executive Pension Plan. The benefits provided under the U.K. Executive Pension Plan mirror those provided under the Irish Executive Pension Plan. Consequently, Mr. Mobsby’s benefit shown in the Pension Benefits Table under the U.K. Executive Pension Plan is calculated in the same way.

Actuarial Present Value.  The estimated actuarial present value of the retirement benefit accrued through December 29, 2007 appears in the table below. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Specifically, present value amounts were determined based on the financial accounting discount rate of 6.45% for the U.S. Pension Plans, 5.50% for the Irish Executive Pension Plan and 5.75% for the U.K. Executive Pension Plan. Benefits subject to lump-sum distributions in the US were determined using an interest rate of 3.95% and PBGC mortality assumptions for Mr. Mackay and an interest rate of 6.45% and current statutory mortality under the Pension Protection Act for Messrs. Montie, Bryant, Davidson and Norman. Lump sum conversion factors in the UK and Ireland include a more complex mix of interest rate, mortality and the anticipated rate of future increases in pension benefits; these factors are plan-specific, determined by the Trustees on actuarial advice and apply equally to all plan members, differing by age only. For further information on our accounting for pension plans, refer to Note 9 within Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 29, 2007. The actuarial increase in 2007 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in the U.S. Pension Plans, Irish Executive Pension Plan and U.K. Executive Pension Plan). No payments were made to our NEOs under the U.S. Pension Plans, Irish Executive Pension Plan and U.K. Executive Pension Plan during 2007. The number of years of credited service disclosed below equals an executive’s length of service with Kellogg, except that in 2003 Mr. Mackay (who is retirement-eligible) received additional years of credited service under the U.S. Pension Plans for retention purposes. Refer to “Employment Agreements.”

PENSION BENEFITS TABLE

		Number
		of Years	Present Value of
		Credited Service	Accumulated	Payments During
Name	Plan Name	(#)	Benefit ($)	Last Fiscal Year ($)
David Mackay(1)	Pension Plan	17	267,000
	Non-Qualified Plan (2004 and before)	14	1,665,000
	Non-Qualified Plan (2005 and after)	9	4,014,000
	TOTAL		5,946,000	0

John Bryant	Pension Plan	10	76,000
	Non-Qualified Plan (2004 and before)	7	128,000
	Non-Qualified Plan (2005 and after)	3	445,000
	TOTAL		649,000	0
Jeff Montie	Pension Plan	20	369,000
	Non-Qualified Plan (2004 and before)	17	640,000
	Non-Qualified Plan (2005 and after)	3	1,821,000
	TOTAL		2,830,000	0
Tim Mobsby(2)	U.K. Executive Pension Plan	22	8,739,000
	Irish Executive Pension Plan	3	1,043,000
	TOTAL		9,782,000	0
Paul Norman	Pension Plan	21	335,000
	Non-Qualified Plan (2004 and before)	18	255,000
	Non-Qualified Plan (2005 and after)	3	1,274,000
	TOTAL		1,864,000	0
Brad Davidson	Pension Plan	24	489,000
	Non-Qualified Plan (2004 and before)	21	478,000
	Non-Qualified Plan (2005 and after)	3	2,096,000
	TOTAL		3,063,000	0

(1)	Mr. Mackay was granted 6 years of additional service credit in 2003 for retention purposes. This additional service credit increased the actuarial present value of his non-qualified pension benefit shown above by $1,594,000.

(2)	Mr. Mobsby is employed in Ireland and is paid in euros. In calculating the U.S. dollar equivalent for disclosure purposes, we calculated this value using the U.S. dollar equivalents of the ending balance of Mr. Mobsby’s pension benefit as of the last day of fiscal 2007 after converting this amount from euros to U.S. dollars with the conversion rates in effect for the last day of fiscal 2007.

Non-Qualified Deferred Compensation

We offer both qualified and non-qualified defined contribution plans for employees to elect voluntary deferrals of salary and annual incentive awards. Our defined contribution plans are comprised of (1) the Savings & Investment Plan (which is a qualified plan available to substantially all salaried employees) and (2) the Restoration Savings & Investment Plan (“Restoration Plan”), which is a non-qualified plan as described below. Effective on January 1, 2005, the Restoration Plan was renamed the Grandfathered Restoration Plan to preserve certain distribution options previously available in the old Restoration Plan, but no longer allowed under IRS regulations on deferrals after January 1, 2005. Deferrals after January 1, 2005 are contributed to a new Restoration Plan, which complies with the new IRS regulations on distributions. Under these plans, employees can defer up to 50% of base salary plus annual incentives. Payouts are generally made after retirement or termination of employment with Kellogg either as annual installments or as a lump sum, based on the distribution payment alternative elected under each plan. Participants in the Restoration Plan may not make withdrawals during their employment. Participants in the Grandfathered Restoration Plan may make withdrawals during employment, but must pay a 10% penalty on any in-service withdrawal.

In order to assist employees with saving for retirement, we provide matching contributions on employee deferrals. Under this program, we match dollar for dollar up to 3% of eligible compensation (i.e., base salary plus annual incentive) which is deferred by employees, and 50% of the deferred compensation between 3% and 5% of eligible compensation deferred by employees. Accordingly, if employees contribute 5% of eligible compensation, we provide a matching contribution of 4% of eligible compensation. No Kellogg contributions are provided above 5% of eligible compensation deferred by employees. Kellogg contributions are immediately vested.

Our Restoration Plan is a non-qualified, unfunded plan we offer to employees who are impacted by the statutory limits of the Internal Revenue Code on contributions under our qualified plan. The Restoration Plan allows us to provide the same matching contribution, as a percentage of eligible compensation, to impacted employees as other employees. All contributions to the Restoration Plan are invested in the Stable Income Fund, which was selected by Kellogg (and is one of the 11 investment choices available to employees participating in the Savings & Investment Plan). The Stable Income Fund has provided an interest rate of about 5% per year. As an unfunded plan, no money is actually invested in the Stable Income Fund; contributions and earnings/losses are tracked in a book-entry account and all account balances are general Kellogg obligations.

The following table provides information with respect to our Restoration Plan for each NEO. This table excludes information with respect to our Savings & Investment Plan, which is a qualified plan available to all salaried Kellogg employees as described above. Because Mr. Mobsby is employed in Ireland and our Restoration Plan is governed by the laws of the United States, he does not participate in our Restoration Plan or similar plan in Ireland. In lieu of receiving this benefit, Mr. Mobsby participates in the KPlan described in “Compensation Discussion and Analysis — Elements of Our Compensation Program — The Kellogg Europe Trading Limited Employee Share Purchase Plan.”

	Executive		Aggregate	Aggregate	Aggregate
	Contributions in	Registrant	Earnings	Withdrawals/	Balance
	Last FY	Contributions in	in Last FY	Distributions	at Last FYE
Name	($)(1)	Last FY ($)(2)	($)(3)	($)	($)(4)(5)

David Mackay	366,404	97,708	93,947	0	2,175,285
John Bryant	54,912	43,930	24,211	0	557,342
Jeff Montie	140,000	46,667	48,031	0	1,100,267
Tim Mobsby	0	0	0	0	0
Paul Norman	44,134	35,308	24,526	0	557,446
Brad Davidson	48,379	38,704	27,562	0	624,144

(1)	Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)	Amounts in this column are Kellogg matching contributions and are reflected in the Summary Compensation Table under the heading “All Other Compensation.”

(3)	Represents at-market/non-preferential earnings on the accumulated balance in 2007.

(4)	Aggregate balance as of December 29, 2007 is the total market value of the deferred compensation account, including executive contributions, Kellogg contributions and any earnings, including contributions and earnings from past fiscal years.

(5)	The amounts in the table below are also being reported as compensation in the Summary Compensation Table in the years indicated below:

	Fiscal Year	Reported Amounts ($)

David Mackay	2007	464,112
	2006	437,388
John Bryant	2007	98,842
	2006	97,555
Jeff Montie	2007	186,667
	2006	195,609
Tim Mobsby	2007	0
Paul Norman	2007	79,442
Brad Davidson	2007	87,083

EMPLOYMENT AGREEMENTS

Mr. Jenness.  Our letter agreements with Mr. Jenness outline the compensation and benefits to which he is entitled while serving as Chairman of the Board. In 2007, it was Mr. Jenness’s preference to forfeit certain awards that had been previously granted to him and not receive any additional annual base salary, bonus or long-term compensation. Consequently, he did not receive any Director fees, base salary, bonus or long-term incentive grants in 2007.

Mr. Jenness retained the equity awards previously granted to him and continues to vest in the stock options granted to him in 2005 and 2006, the stock grant he received when he became Chairman and Chief Executive Officer in February 2005 and his 2005-2007 EPP award, both of which vested pursuant to their terms. Based on Mr. Jenness’ preference at the time he transitioned out of the Chief Executive Officer position, he forfeited his 2006-2008 EPP award granted to him in February 2006. While serving as Chairman, Mr. Jenness remains eligible to participate in our employee benefit plans and senior executive benefit plans, such as our pension plans, life insurance, medical insurance, dental plan and savings and investment plan. In 2007, he received relocation and home sale benefits as described in the letter agreement between him and Kellogg, dated December 20, 2004. He also remains entitled to receive the retiree medical insurance described in that letter agreement. Mr. Jenness is entitled to a lump sum pension benefit from Kellogg calculated as of January 1, 2008, which we refer to as the election date. The benefit is payable six months after the termination of his employment from Kellogg as a result of Section 409A of the Internal Revenue Code. In accordance with our Pension Plans, the pension benefit (stated as a single life annuity of $155,167) will be converted to a lump sum amount using the PBGC interest rate in effect in October 2007. The lump sum will accrue interest at the 30-year treasury rate from the election date.

Given the ongoing time commitment of serving as executive Chairman, the valuable service he provides Kellogg and its Shareowners and his affection for Kellogg, the Board determined in February 2008 it was appropriate to provide compensation to Mr. Jenness beginning in 2008. The total amount of his annual compensation is $630,000, which is comprised of the same long-term incentives granted to non-management Directors (2,100 shares of restricted stock and 5,000 stock options), with the remaining compensation paid in cash. Mr. Jenness received these equity grants in 2008 on the same day the annual long-term incentives were granted to other employees of Kellogg. The stock options will vest in the same manner as those received by other employees (50% on February 22, 2009 (the first anniversary of the grant date), and 50% on February 22, 2010 (the second anniversary of the grant date)). The shares of restricted stock vested immediately, but Mr. Jenness must hold the shares as long as he is a Kellogg employee or Director. Working with Towers Perrin, the Board determined the total compensation amount for Mr. Jenness to be reasonable and competitive. If Mr. Jenness’ employment is terminated by us for cause (as defined in the agreement), he will forfeit all outstanding equity awards and will not be entitled to a pension payment.

Mr. Mackay.  On October 23, 2006, we announced that on December 31, 2006 (the first day of our 2007 fiscal year), David Mackay, our then President and Chief Operating Officer, would assume the role of Chief Executive Officer. In connection with this announcement, we entered into a letter agreement with Mr. Mackay.

Our letter agreement with Mr. Mackay outlines certain compensation and benefits relating to his 2007 pay as the Chief Executive Officer. The agreement provides that his starting base salary for 2007 would be $1,100,000 per year, and he would be eligible for his first annual merit adjustment in April 2008.

In addition, he is a participant in:

•	the 2007 Kellogg Company Senior Executive Annual Incentive Plan (the “AIP”), with a target award for 2007 under the AIP of 125% of his base salary; and

•	our LTIP, with a target award to be established by the Compensation Committee at approximately $6,000,000, which amount is consistent with our philosophy of targeting long-term incentives at the 50th percentile of the compensation peer group.

In addition, his 2005-2007 EPP target award was increased from 19,900 shares to 30,100 shares and his 2006-2008 EPP target award was increased from 19,900 shares to 50,400 shares (which was the Chief Executive Officer target award in 2006) to reflect his additional responsibilities.

Mr. Mackay is entitled to certain relocation benefits under an agreement entered into with us on September 1, 2003 (the “2003 Agreement”). He is also entitled to certain pension benefits under the 2003 Agreement and under an agreement entered into with us on August 17, 2004 (the “2004 Agreement”). If Mr. Mackay’s employment is terminated by Kellogg without cause prior to December 31, 2008, Mr. Mackay’s relocation benefits would include (1) business class airfare to

Australia for Mr. Mackay and his family, (2) shipping expenses for personal and household effects transported by ocean freight and a limited number of personal items shipped by air transport, (3) normal and customary closing costs payable in connection with the sale of his residence in the Battle Creek/Kalamazoo metropolitan area and (4) the loss on the sale of his residence, if any. Under the 2003 Agreement, Mr. Mackay received six additional years of service credit. In addition, if his employment is terminated by Kellogg without cause, he would be entitled to take a leave of absence through August 16, 2010, during which he would be eligible to receive benefits under the Kellogg Company Severance Benefit Plan. Mr. Mackay will be eligible to retire at the end of the leave of absence and he would receive at that time benefits in accordance with the terms of the plans payable at the retirement of salaried retirees. He could also become entitled to such benefits upon certain terminations of his employment in connection with a change in control of Kellogg.

Mr. Bryant and Mr. Montie.  On July 23, 2007, we announced management changes concerning senior executive leaders, including John Bryant and Jeff Montie. Mr. Bryant was appointed Executive Vice President, Kellogg Company, President, Kellogg North America and retained the role of Chief Financial Officer. Previously, Mr. Bryant had been Executive Vice President and Chief Financial Officer, Kellogg Company, President, Kellogg International. Mr. Montie was appointed Executive Vice President, Kellogg Company, President, Kellogg International and assumed the additional responsibilities for leading our global marketing, consumer promotions, and sales teams. Previously, Mr. Montie had been Executive Vice President, Kellogg Company, President, Kellogg North America.

In connection with these changes, we entered into retention agreements with Mr. Bryant and Mr. Montie pursuant to which (a) if the executive is terminated by Kellogg without cause or leaves Kellogg for good reason prior to his retirement date under our pension plans (November 2020 for Mr. Bryant and June 2016 for Mr. Montie), he would receive pension benefits under these plans as if he reached his earliest retirement age as of such date; (b) Mr. Bryant’s pension benefits would be calculated based on the same formula applicable to most other senior executives; and (c) each executive will be subject to non-compete and non-solicit obligations.

Mr. Mobsby.  Effective as of April 20, 2004, as part of a relocation and retention program intended to guarantee benefits otherwise available to management employees, we provided to Tim Mobsby a summary of benefits, terms and conditions of his employment. The summary provides for minimum annual base salary and annual bonus, and other benefits customarily provided to management in Ireland such as life insurance of four times his annual base salary, participation in our stock option plan, European pension plans and the Kellogg Europe Trading Limited Employee Share Purchase Plan, vehicle allowance, benefits relating to private health care, sickness absence, paternity, notice period entitlements and paid vacation days.

In addition, in 2007 Mr. Mobsby received (1) a relocation incentive premium payment equal to his initial base salary, payable over three years, with the final payment made in 2007; and (2) an education allowance for primary and secondary education in Ireland of $721. Per the terms of his agreement, Mr. Mobsby is no longer entitled to receive an education allowance beginning in 2008.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Our executive officers are eligible to receive benefits in the event their employment is terminated (1) by Kellogg without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control. The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of December 29, 2007 of the estimated benefits our executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options. For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year End Table,” “Executive Compensation — Option Exercises and Stock Vested Table” and “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

Severance Benefits

If the employment of an executive is terminated without cause, then he or she will be entitled to receive benefits under the Kellogg Company Severance Benefit Plan. Benefits under this plan are not available if an executive is terminated for cause. Our NEOs participate in our severance plan, which is described below.

In the event we terminate the “at-will” employment of the NEOs for reasons other than cause, they would receive severance-related benefits under the Kellogg Company Severance Benefit Plan. The plan is designed to apply in situations where Kellogg terminates employment for reasons such as (1) individual and company corporate performance; (2) a reduction in work force; (3) the closing, sale or relocation of a Kellogg facility; (4) elimination of a position; or (5) other reasons approved by the Kellogg ERISA Administrative Committee. Under the plan:

•	The executive is entitled to receive cash compensation equal to two times base salary and two times target annual incentive award, paid in installments over a two-year severance period.

•	We have the discretion to pay the executive an annual incentive award for the current year at no higher than the target level, prorated as of the date of termination.

•	Previously-granted stock option and restricted stock awards continue to vest during the two-year severance period. All awards not vested or earned after the two-year period are forfeited. EPP awards do not vest under the terms of the severance plan unless the executive is eligible to retire at the time of his termination.

•	The executive is entitled to continue to participate in health, welfare and insurance benefits during the two-year severance period. However, executives do not earn any additional service credit during the severance period and severance payments are not included in pensionable earnings.

•	The executive is entitled to receive outplacement assistance for 12 months following termination. Mr. Mackay would also be entitled to relocation benefits if his employment is terminated by Kellogg without cause prior to December 31, 2008.

Severance-related benefits are provided only if the executive executes a separation agreement prepared by Kellogg, which may include non-compete, non-solicitation, non-disparagement and confidentiality provisions.

The following table presents the estimated separation benefits which we would have been required to pay to each NEO if his employment had been terminated as of December 29, 2007.

	Severance Pay
				Vesting of Unvested
	Cash Compensation			Equity Awards			Benefits		Other		Total
		Two Times	2007
		Target	Annual				Health and	Change to
	Two Times	Annual	Target	Stock	EPP	Restricted	Welfare	Retirement	Reloca-	Outplace-
	Base Salary	Incentives	Incentive(1)	Options(2)	Awards(3)	Stock(2)	Benefits(4)	Benefits(5)	tion(6)	ment
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

David Mackay	2,200,000	2,750,000	1,375,000	1,774,285	8,001,504	0	70,000	2,513,000	490,000	100,000	19,273,789
John Bryant	1,270,000	1,143,000	571,500	703,828	1,312,416	1,206,576	70,000	1,656,000	0	100,000	8,033,320
Jeff Montie	1,280,000	1,152,000	576,000	746,128	1,460,592	1,328,292	70,000	586,000	0	100,000	7,299,012
Tim Mobsby	1,341,574	939,102	469,551	306,779	603,288	0	260,000	(164,000)	0	100,000	3,856,294
Paul Norman	1,100,000	770,000	385,000	391,830	793,800	582,120	70,000	(1,113,000)	0	100,000	3,079,750
Brad Davidson	1,100,000	770,000	385,000	352,800	603,288	529,200	70,000	(1,820,000)	0	100,000	2,090,288

(1)	Payable at our discretion.

(2)	Represents the intrinsic value of unvested stock options and restricted stock as of December 29, 2007, based on a stock price of $52.92.

(3)	For Mr. Mackay, who is the only retirement-eligible NEO, represents the value based on the actual number of shares paid out under the 2005-2007 EPP and the “target” number of shares under the 2006-2008 EPP and 2007-2009 EPP and, in each case, a stock price of $52.92. For all other NEOs, represents the value based on the actual number of shares paid out under the 2005-2007 EPP, which would be payable at our discretion, and a stock price of $52.92. Since the other NEOs are not retirement-eligible as of December 29, 2007, the 2006-2008 EPP and 2007-2009 EPP awards would terminate.

(4)	Represents the estimated costs to Kellogg of continued participation in medical, dental and life insurance benefits during the severance period. Of the $260,000 reported for Mr. Mobsby, $243,000 represents social taxes that would have to be paid to the tax authority in Ireland.

(5)	Represents both (a) the incremental value of retiree medical and (b) the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through December 29, 2007 for each NEO associated with terminating an NEO’s employment without cause. The estimated actuarial present value of retirement benefit accrued through December 29, 2007 appears in the Pension Benefits Table on page 43 of this proxy statement. For each NEO, changes to retirement benefits upon severance vary depending on age, service and pension formula at the time of termination. For each of Messrs. Mobsby, Norman and Davidson, the change to his retirement benefit is negative because, based on his age, service and pension formula, his pension benefit upon severance does not include early retirement subsidies that are assumed to be earned under the pension benefit calculated in the Pension Benefit Table.

(6)	Represents the estimated value of relocation and home sale benefits payable to Mr. Mackay. Mr. Mackay is only eligible to receive relocation benefits if his employment is terminated by Kellogg without cause prior to December 31, 2008.

Retirement, Disability and Death

Retirement.  In the event of retirement, an executive is entitled to receive (1) the benefits payable under our retirement plans and (2) accelerated vesting of unvested stock options, continued vesting of his or her awards under our outstanding EPP plans (the amount of which will be based on our actual performance during the relevant periods and paid after the end of the performance periods) and continued vesting of his or her restricted stock. We have the discretion to pay an executive an annual incentive award for the current year at no higher than the target level, prorated as of the date of retirement.

The following table presents the estimated benefits payable, based on retirement as of December 29, 2007, to those NEOs who were retirement eligible as of December 29, 2007, assuming they retired on that date. In addition to the benefits shown in this table, the NEOs would be entitled to their vested benefits under our retirement plans, which are described in the section of this proxy statement called “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

Additional Benefits Upon Retirement(1)
Vesting of Unvested
	Cash Compensation		Equity Awards(3)			Total
2007
Annual
	Base	Target	Stock	EPP	Restricted
	Salary(2)	Incentive(3)	Options(4)	Awards(5)	Stock
	($)	($)	($)	($)	($)	($)

David Mackay	0	1,375,000	1,774,285	8,001,504	0	11,150,789

(1)	Information regarding Messrs. Bryant, Montie, Mobsby, Norman and Davidson is not presented in this table, because these individuals were not retirement eligible as of December 29, 2007. See the “Annual Incentive and Accelerated Vesting” column in the table under “— Death or Disability.”

(2)	Payable through retirement date only.

(3)	Payable at our discretion.

(4)	Represents the intrinsic value of unvested stock options as of December 29, 2007, based on a stock price of $52.92.

(5)	Valued based on the actual number of shares paid out under the 2005-2007 EPP and the “target” number of shares under the 2006-2008 EPP and 2007-2009 EPP and, in each case, a stock price of $52.92.

Death or Disability.  Upon the death or disability of an executive, the executive or his or her beneficiary would receive the benefits described in the Additional Benefits Upon Retirement table above (or, in the case of executives who were not retirement eligible as of December 29, 2007, the benefits described below).

In addition, in the event of an executive’s death, his beneficiary would receive payouts under Kellogg-funded life insurance policies and our Executive Survivor Income Plan. However, for NEOs based in the U.S., the deceased executive’s retirement benefits would be converted to a joint survivor annuity, resulting in a decrease in the cost of these benefits. In the event of an executive’s disability, the executive would receive disability benefits starting six months following the onset of the disability with no reductions or penalty for early retirement.

The following table presents the estimated benefits payable upon death or disability as of December 29, 2007.

	Additional Benefits Upon Death or Disability
	Annual
	Incentive
	and
	Accelerated				Adjustments Due to
	Vesting(1)	Adjustments Due to Death			Disability
		Life Insurance
		and Executive
		Survivor	Change to		Change to
		Income Plan	Retirement	Total for	Retirement	Total for
	Total	Benefits(2)	Benefits(3)	Death	Benefits(4)	Disability
	($)	($)	($)	($)	($)	($)

David Mackay	11,150,789	11,344,000	(1,762,000)	20,732,789	2,385,000	13,535,789
John Bryant	4,969,144	5,708,000	448,000	11,125,144	1,590,000	6,559,144
Jeff Montie	5,359,924	5,320,000	(1,202,000)	9,477,924	499,000	5,858,924
Tim Mobsby	1,929,986	6,437,000	(1,109,000)	7,257,986	3,771,000	5,700,986
Paul Norman	2,830,126	4,215,000	(1,227,000)	5,818,126	(1,113,000)	1,717,126
Brad Davidson	2,452,408	4,785,000	(2,019,000)	5,218,408	(1,820,000)	632,408

(1)	For Mr. Mackay, represents the amounts shown in the Additional Benefits Upon Retirement table. For Messrs. Bryant, Montie, Mobsby, Norman and Davidson, represents the aggregate value of the 2007 Annual Target Incentive, the intrinsic value of unvested stock options (which would vest upon death or disability), the value of outstanding EPP awards (which would continue to vest following death or disability, be payable based on our actual performance during the relevant periods and be paid following the end of the performance periods) and the intrinsic value of restricted stock (which would continue to vest following death or disability).

(2)	Payment of death benefits for company-paid life insurance and Executive Survivor Income Plan.

(3)	Represents the incremental value of retiree medical and the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through December 29, 2007 for each NEO associated with an NEO’s retirement benefits being converted to a 50% survivor annuity upon his death. The estimated actuarial present value of retirement benefit accrued through December 29, 2007 appears in the Pension Benefits Table on page 43 of this proxy statement. The increase to Mr. Bryant’s benefits by extra service provided upon death per the terms of his employment agreement, more than offsets the reduction from the conversion to the 50% survivor annuity payable upon death. Mr. Montie’s benefits are also increased by the extra service provided per the terms of his employment agreement but this increase is more than offset by the conversion to the 50% survivor annuity.

(4)	For Messrs. Mackay, Montie and Bryant, represents both (a) the incremental value of retiree medical and (b) the increase to the estimated actuarial present value of retirement benefit accrued through December 29, 2007 associated with their receiving disability benefits starting six months following the onset of disability, based on the terms of their agreements. For Messrs. Davidson and Norman, no special disability benefits are payable from the plan. The estimated actuarial present value of retirement benefit accrued through December 29, 2007 appears in the Pension Benefits Table on page 43 of this proxy statement.

Potential Change In Control Payments

We have arrangements with our NEOs that provide for benefits, which are only payable if a “change in control” occurs.

Our 2003 Long-Term Incentive Plan specifies the treatment of outstanding, unvested equity awards to employees including the NEOs upon the occurrence of a change of control (regardless of whether or not employment terminates). The severance and other benefits payable to Messrs. Mackay, Bryant, or Montie under their agreements are due only if (1) there is a change in control and (2) we terminate their employment unrelated to cause, or if they terminate their employment for good reason within three years following a change in control, commonly referred to as a “Double Trigger.” Good reason includes a material diminution of position, decrease in salary or target annual incentive percentage or meaningful change in location.

A “change in control” is defined in the agreements to include a change in a majority of the Board, consummation of certain mergers, the sale of all or substantially all of our assets and Shareowner approval of a complete liquidation or dissolution. The “change in control” definition also includes an acquisition by a party of 20 or 30% of Kellogg common stock, depending on the post-acquisition ownership of the Kellogg Foundation and Gund Family Trusts (the “Trusts”). The applicable percentage is 20% or more if the Trusts do not collectively own more than 35% of the common stock. The applicable percentage is 30% or more if the Trusts collectively own more than 35% of the common stock.

The change in control severance-related payments consist of the following:

Payments Triggered Upon a Change in Control.  Unvested stock options and restricted stock awards become immediately exercisable and payable upon the occurrence of a change in control and do not require termination of employment. EPP awards are payable in full at target level (or above the target level based on actual performance through the change in control), and are not subject to pro ration.

The following table shows the value of unvested equity awards as of December 29, 2007 for each executive listed below upon a change in control.

	Vesting of Unvested Equity Awards
	Stock Options(1)	EPP Awards(2)	Restricted Stock(1)	Total
	($)	($)	($)	($)

David Mackay	1,774,285	8,001,504	0	9,775,789
John Bryant	703,828	2,487,240	1,206,576	4,397,644
Jeff Montie	746,128	2,709,504	1,328,292	4,783,924
Tim Mobsby	306,779	1,153,656	0	1,460,435
Paul Norman	391,830	1,471,176	582,120	2,445,126
Brad Davidson	352,800	1,185,408	529,200	2,067,408

(1)	Represents the intrinsic value of unvested stock options and restricted stock as of December 29, 2007, based on a stock price of $52.92.

(2)	Valued based on the actual number of shares paid out under the 2005-2007 EPP and the “target” number of shares under the 2006-2008 EPP and the 2007-2009 EPP and, in each case, a stock price of $52.92.

Payments Triggered Upon a Termination Following a Change in Control.  Cash severance is payable in the amount of three times the current annual salary plus three times the highest annual incentive award earned or received during the three years before the change in control. In addition, executives are entitled to receive the annual incentive award for the current year at the higher of target or the actual formula-calculated award, prorated as of the date of termination. This amount is payable as a lump sum within 30 days after termination.

The executive will continue to participate in benefit and retirement pension plans for a three-year period following termination, and will also receive outplacement assistance. The additional retirement benefits would equal the actuarial equivalent of the benefit the executive would have received for three years of additional participation under our retirement plans. As described above, Mr. Mackay would also receive relocation benefits to enable him to return to Australia, if he is terminated without cause prior to December 31, 2008.

The agreements provide for “gross-up” payments to cover any U.S. federal excise taxes owed on change in control-related severance payments/benefits. The “gross-up” is an additional payment that would cover (1) the amount of federal excise taxes and (2) the additional income taxes resulting from payment of the “gross-up.” As a non-U.S. taxpayer, Mr. Mobsby does not receive this gross-up amount.

The following table assumes that each executive is terminated after a change in control for reasons other than cause, retirement, disability or death. The unvested equity awards that vested upon the change in control, shown in the table immediately above, are also shown in the column “Vesting of Unvested Equity.” These values are estimated as of December 29, 2007.

												Estimated
												Payments
	Cash Compensation			Benefits			Other		Subtotal			Following CIC
	Three	Threee	2007	Health	Change	Other
	Times	Times	Annual	and	to	Benefits				Vesting of		Total If
	Base	Annual	Incentive	Welfare	Retirement	and			If Termination	Unvested	Excise Tax	Termination
	Salary	Incentive(1)	Payment	Benefits	Benefits(2)	Perquisites(3)	Relocation	Outplacement	Occurs	Equity	Gross-Up(4)	Occurs
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

David Mackay	3,300,000	6,393,900	2,131,300	100,000	6,018,000	70,000	490,000	100,000	18,603,200	9,775,789	8,106,000	36,484,989
John Bryant	1,905,000	2,850,000	950,000	100,000	2,175,000	70,000	0	100,000	8,150,000	4,397,644	3,163,000	15,710,644
Jeff Montie	1,920,000	2,544,600	777,600	100,000	1,046,000	70,000	0	100,000	6,558,200	4,783,924	3,203,000	14,545,124
Tim Mobsby	2,012,361	2,815,200	938,400	390,000	1,720,000	160,000	0	100,000	8,135,961	1,460,435	0	9,596,396
Paul Norman	1,650,000	1,890,000	550,500	100,000	(924,000)	70,000	0	100,000	3,436,500	2,445,126	1,748,000	7,629,626
Brad Davidson	1,650,000	2,310,000	770,000	100,000	(1,399,000)	70,000	0	100,000	3,601,000	2,067,408	1,830,000	7,498,408

(1)	Represents three times the highest of the actual annual incentive awards earned or received for each of the three years from 2005 to 2007.

(2)	Represents both (a) the incremental value of retiree medical and (b) the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through December 29, 2007 for each NEO associated with terminating an NEO’s employment without cause following a change in control. The estimated actuarial present value of retirement benefit accrued through December 29, 2007 appears in the Pension Benefits Table on page 43 of this proxy statement. For each NEO, changes to retirement benefits upon change in control vary depending on age, service and pension formula at the time of termination. For each of Mr. Norman and Mr. Davidson, the change to his retirement benefit is negative because, based on his age, service and pension formula, his pension benefit upon change in control does not include early retirement subsidies that are included in the value used on the Pension Benefits Table. Change in control pension benefits are also increased because of the additional three years of service provided by change in control.

(3)	Consists of Kellogg-paid death benefit, financial planning, physical exam and, for Mr. Mobsby, car allowance over a three-year period after a termination following a change in control.

(4)	The excise tax gross-up payment would apply to amounts triggered by the change of control (as shown in the Vesting of Unvested Equity table) and amounts triggered by an eligible termination following a change of control (as shown in the table above). Represents the estimated amount payable to the executive for taxes (excise and related income taxes) owed on severance-related benefits/payments following a change in control and termination of employment that occur on December 29, 2007. The estimated values in this column were developed based on the provisions of Section 280G and 4999 of the Internal Revenue Code. The actual amount, if any, of the excise tax gross-up will depend upon the executive’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment. As a non-U.S. taxpayer, Mr. Mobsby does not receive this gross-up amount.

RELATED PERSON TRANSACTIONS

Policy For Evaluating Related Person Transactions.  The Board has adopted a written policy relating to the Nominating and Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “Related Person Transactions.” A “related person” is defined under the applicable SEC regulation and includes our Directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Nominating and Governance Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Nominating and Governance Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chair of the Nominating and Governance Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested Directors on the Nominating and Governance Committee. In approving any related person transaction, the Nominating and Governance Committee must determine that the transaction is fair and reasonable to Kellogg. The Nominating and Governance Committee periodically reports on its activities to the Board. The written policy relating to the Nominating and Governance Committee’s review and approval of related person transactions is available on our website under the “Investor Relations” tab, at the “Corporate Governance” link.

The related person transaction referred to under the heading “Related Person Transactions” below was approved by the disinterested members of the Board of Directors.

Related Person Transactions.  Refer to pages 7 and 8 of this proxy statement for a description of the Trust Transactions.

Compensation Committee Interlocks and Insider Participation.  Pages 7 and 8 of this proxy statement include a description of the Trust Transactions. Dr. Richardson retired as a Director and a member of the Compensation Committee effective February 16, 2007. He retired as a trustee of the Kellogg Trust on January 31, 2007, and is currently President Emeritus of the Kellogg Foundation.

PROPOSAL 2 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP has been appointed by the Audit Committee, which is composed entirely of independent Directors, to be the independent registered public accounting firm for us for fiscal year 2008. PricewaterhouseCoopers LLP was our independent registered public accounting firm for fiscal year 2007. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and to have an opportunity to make a statement if they desire to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.

If the Shareowners fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider its appointment.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS KELLOGG’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees.  The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q was approximately $5.4 million in 2007 and $5.0 million in 2006.

Audit-Related Fees.  The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for assistance and related services reasonably related to the performance of the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q, which were not included in “Audit Fees” above was approximately $0.6 million in 2007 and $0.5 million in 2006. This assistance and related services generally consisted of consultation on the accounting or disclosure treatment of transactions or events and employee benefit plan audits.

Tax Fees.  The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning was approximately $2.0 million in 2007 and $2.4 million in 2006. These tax compliance, tax advice and tax planning services generally consisted of U.S., federal, state, local and international tax planning, compliance and advice and expatriate and executive tax services, with over $0.9 million being spent for tax compliance in 2007 and over $0.7 million being for tax compliance in 2006.

All Other Fees.  The aggregate amount of all other fees billed to Kellogg by PricewaterhouseCoopers LLP for services rendered, and which were not included in “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” above, was $0 in both 2007 and 2006.

Preapproval Policies and Procedures

The Charter of the Audit Committee and policies and procedures adopted by the Audit Committee provide that the Audit Committee shall pre-approve all audit, internal control-related and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent registered public accounting firm (and their affiliates) and shall disclose such services in our SEC filings to the extent required. Under the policies and procedures adopted by the Audit Committee, the Audit Committee pre-approves detailed and specifically described categories of services which are expected to be conducted over the subsequent twelve months or a longer specified period, except for the services and engagements which the Chairman has been authorized to pre-approve or approve. The Chairman of the Audit Committee has been delegated the authority to pre-approve or approve up to $500,000 of such engagements and services, but shall report such approvals at the next full Audit Committee meeting. Such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Kellogg management.

All of the services described above for 2007 and 2006 were pre-approved by the Audit Committee and/or the Committee Chairman before PricewaterhouseCoopers LLP was engaged to render the services.

Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of the Board. The Committee is composed of four independent directors (as defined by the New York Stock Exchange Listing Standards), met six times in 2007 and operates under a written charter last amended by the Board in February 2008, which is posted on our website at

http://investor.kelloggs.com/governance.cfm. As provided in the Charter, the Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process and the independence and performance of our internal and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the 2007 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of our financial reporting and controls.

The Committee reviewed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our financial reporting, internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees,” No. 89, “Audit Adjustments” and No. 90, “Audit Committee Communications.”

The Committee has discussed with the independent registered public accounting firm their independence from Kellogg and its management, including matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions With Audit Committees.” The Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining their independence.

The Committee also discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also meets privately with the independent registered public accounting firm, General Counsel, Corporate Controller and Vice President of Internal Audit at each in-person meeting.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2007, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2008 fiscal year.

AUDIT COMMITTEE

John Dillon, Chair
Don Knauss
Robert Steele
Dr. John Zabriskie

PROPOSAL 3 — SHAREOWNER PROPOSAL RELATING TO MAJORITY VOTING

We expect the following proposal (Proposal 3 on the proxy card and voting instruction card) to be presented by a Shareowner at the annual meeting. Names, addresses and share holdings of the Shareowner proponent and, where applicable, of co-filers, will be supplied upon request.

Resolution Proposed by Shareowner:

That the shareholders of Kellogg Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Shareowner’s Supporting Statement:

In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld’ from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and recently Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies, including our Company, have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes.

We believe that a post-election director resignation policy without a majority vote standard in company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Our Response — Statement in Opposition to Proposal:

The Board has considered the above proposal, and believes that it is not in the best interest of the Shareowners. Consequently, the Board recommends that the Shareowners vote against the proposal for the following reasons:

The Board has been mindful of recent governance developments on the subject of majority-voting in the election of directors and has examined the issue very closely. The Board believes that when Shareowners cast more “withheld” votes than “for” votes with regard to a Director, our Nominating and Governance Committee (the “Nominating Committee”) and the Board should very deliberately consider and thoroughly assess whether it is appropriate for the Director to remain on the Board. Consequently, in 2006, the Board adopted a policy relating to Director Elections (the “Policy”). The Policy strikes the appropriate balance that effectively ensures meaningful Shareowner participation in the election of Directors while preserving the Board’s ability to exercise its independent judgment on a case-by-case basis in the best interests of all shareholders.

The Policy is fully set forth in our Corporate Governance Guidelines (which can be found on the Kellogg Company web site at www.kelloggcompany.com under “Corporate Governance”), and provides:

•	In any uncontested election of Directors, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) will promptly tender his or her resignation to the Nominating Committee.

•	The Nominating Committee would promptly consider the resignation and recommend to the Board the appropriate action to be taken. In making its recommendation, the Nominating Committee would consider all facts and circumstances surrounding the Majority Withhold Vote, including the stated reasons why votes were withheld, alternatives for curing the underlying cause of the withheld votes, the Director’s qualifications and our Corporate Governance Guidelines.

•	The Board would then review the recommendation and consider all factors considered by the Nominating Committee and such additional information and factors that the Board believes to be relevant to Kellogg’s and Shareowners’ best interests.

•	The Policy demonstrates our responsiveness to Director election results, while at the same time protecting our long-term interests and our Shareowners’ long-term interests. We also believe that the Policy provides a solution to a Majority-Withheld Vote that is more complete and meaningful than the majority voting standard called for in the proposal.

Adopting a majority voting standard in the election of Directors seems especially unwarranted in our case. In each of the last ten years, every Director nominee has received the affirmative vote of more than 85% of the shares voted at the annual meeting of Shareowners. As a result, changing our current voting requirement to majority voting would have had no effect on the outcome of our election process during the past ten years. Moreover, the Board has historically been comprised of highly qualified Directors from diverse backgrounds, substantially all of whom have been “independent” within the meaning of standards recently adopted by the New York Stock Exchange. Each of these Directors was elected without majority voting. Since our Shareowners have a history of electing highly qualified, independent Directors, a change to a strict majority voting requirement is not necessary to improve our corporate governance processes. The Board is gratified that when a majority voting shareowner proposal was presented at last year’s annual meeting, holders of a majority of the outstanding shares agreed with our position and voted against the proposal.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.

MISCELLANEOUS

Shareowner Proposals for the 2009 Annual Meeting.  Shareowner proposals submitted for inclusion in our proxy statement for the 2009 Annual Meeting of Shareowners must be received by us no later than November 11, 2008. Other Shareowner proposals to be submitted from the floor must be received by us not earlier than the 120th day prior to the 2009 meeting and not later than January 25, 2009, and must meet certain other requirements specified in our bylaws.

“Householding” of Proxy Materials.  The SEC permits companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements (and related documents) with respect to two or more Shareowners sharing the same address by delivering a single proxy statement (and related documents) addressed to those Shareowners. This process, which is commonly referred to as “householding,” potentially means extra convenience for Shareowners and cost savings for companies.

A number of brokers with account holders who are Shareowners will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to Shareowners, a single proxy statement (and related documents) will be delivered to multiple Shareowners sharing an address unless contrary instructions have been received from an affected Shareowner or Shareowners. Once you have received notice from your broker or Kellogg that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until Kellogg or Kellogg’s transfer agent receives contrary instructions from an affected Shareowner or Shareowners.

Shareowners who currently receive multiple copies of the proxy statement (and related documents) at their address and would like to request “householding” of their communications should contact their broker or, if a Shareowner is a registered holder of shares of common stock, he or she should submit a written request to Wells Fargo Shareowner Services, our transfer agent, at P.O. Box 64854, St. Paul, MN 55164-0854; phone number: (877) 910-5385. Shareowners who are now “householding” their communications, but who wish to receive separate proxy statements (and related documents) in the future may also notify Wells Fargo Shareowner Services. We will promptly deliver, upon written or oral request, a separate copy of the proxy statement (and related documents) at a shared address to which a single copy was delivered.

Annual Report on Form 10-K; No Incorporation by Reference.  Upon written request, we will provide any Shareowner, without charge, a copy of our Annual Report on Form 10-K for 2007 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Kellogg Company, P.O. Box CAMB, Battle Creek, Michigan 49016-1986 (phone: 800.961.1413), to Ellen Leithold of the Investor Relations Department, Kellogg Company, P.O. Box 3599, Battle Creek, MI 49016-3599 (phone: 269.961.2800), or to investor.relations@kellogg.com. You may also obtain this document and certain other of our SEC filings through the Internet at www.sec.gov or under “Investor Relations” at www.kelloggcompany.com, the Kellogg website.

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report,” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC.

By Order of the Board of Directors,

Gary Pilnick
Senior Vice President,
General Counsel, Corporate Development and Secretary

March 3, 2008

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

[Graphic Appears Here] POST OFFICE BOX 3599 ONE KELLOGG SQUARE BATTLE CREEK, MI 49016-3599 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 24, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREOWNER COMMUNICATIONS If you would like to reduce the costs incurred by Kellogg Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareowner communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 24, 2008. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kellogg Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KELOG1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KELLOGG COMPANY The Kellogg Company Board of Directors recommends a vote FOR the following proposal. If you sign and return this card without marking a vote, this proxy card will be treated as being FOR the following proposal. 1. ELECTION OF DIRECTORS (terms expiring in 2011) Nominees: 01) David Mackay 02) Sterling Speirn 03) John Zabriskie For All Withhold All For All Except 0 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 The Kellogg Company Board of Directors recommends a vote FOR the following proposal. If you sign and return this card without marking a vote, this proxy card will be treated as being FOR such proposal. 2. Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2008 The Board of Directors recommends a vote AGAINST the following shareowner proposal. If you sign and return this card without marking a vote, this proxy card will be treated as being AGAINST such proposal. 3. Shareowner proposal to enact a Majority Vote Requirement NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such. For Against 0 0 Abstain 0 For Against Abstain 0 0 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date [Graphic Appears Here]

KELLOGG COMPANY ADMISSION TICKET You are cordially invited to attend the Annual Meeting of Shareowners of Kellogg Company to be held on Friday, April 25, 2008 at 1:00 p.m. at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan. You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareowner(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 25, 2008: The Notice and Proxy Statement and accompanying Annual Report are available at www.proxyvote.com. KELLOGG COMPANY PROXY FOR ANNUAL MEETING OF SHAREOWNERS APRIL 25, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned appoints James M. Jenness and Gordon Gund, or each one of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Shareowners of Kellogg Company to be held on April 25, 2008 and at any adjournments of the meeting, and to vote as specified on this Proxy the number of shares of common stock of Kellogg Company as the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting. IMPORTANT — This Proxy is continued and must be signed and dated on the reverse side. [Graphic Appears Here]